UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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SNAP-ON INCORPORATED

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(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT

HELP US REDUCE COSTS

If you receive more than one set of proxy materials, it means your shares are held in more than one account. You should vote the shares on all of your proxy cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy materials in the future. To consolidate your accounts, please contact our transfer agent, Computershare Trust Company, N.A., toll-free at 1-800-446-2617, or as otherwise provided in our annual report.

ADMISSION TO THE ANNUAL MEETING

All shareholders of record as of the close of business on February 25, 2019, may attend the Annual Meeting. Seating, however, is limited and will be on a first arrival basis.

To attend the Annual Meeting, please follow these instructions:

•	Bring proof of ownership of Snap-on stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Snap-on stock through such broker or nominee and a form of identification.

HOW TO VOTE

While we offer four methods for you to vote your shares at the Annual Meeting, we encourage you to vote through the internet as it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the Annual Meeting, so that the vote count will not be delayed. Both the internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. If you choose to vote your shares through the internet or by telephone, there is no need for you to mail back your proxy card.

You may (i) vote in person at the Annual Meeting or (ii) authorize the persons named as proxies on the proxy card to vote your shares by returning the enclosed proxy card through the internet, by telephone or by mail.

To vote over the internet:

Go to www.investorvote.com/sna. Have your proxy card available when you access the website. You will need the control number from your proxy card to vote.

To vote by telephone:

Call 1-800-652-VOTE (1-800-652-8683) 24 hours a day, 7 days a week. Have your proxy card available when you make the call. You will need the control number from your proxy card to vote.

To vote by mail:

Complete, sign and return the proxy card to the address indicated on the proxy card.

If shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of the methods discussed above. Please check the voting form of the firm that holds your shares to see if it offers internet or telephone voting procedures.

2801 80th Street

Kenosha, Wisconsin 53143

Notice of the 2019 Annual Meeting of Shareholders

March 11, 2019

Dear Shareholder:

Snap-on Incorporated will hold its 2019 Annual Meeting of Shareholders on Thursday, April 25, 2019, at 10:00 a.m. Central Time, at the IdeaForge located within the Snap-on Innovation Works at the Company’s headquarters, 2801 80th Street, Kenosha, Wisconsin 53143. This year’s meeting is being held for the following purposes:

1.	to elect 10 directors to each serve a one-year term ending at the 2020 Annual Meeting;

2.	to ratify the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2019;

3.

to hold an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation Information” in the Proxy Statement; and

4.	to transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

In addition to the formal business, there will be a short presentation on Snap-on’s performance.

Only shareholders who had shares registered in their names as of the close of business on February 25, 2019, will be able to vote at the Annual Meeting. If you are a shareholder and plan to attend the Annual Meeting in person, please refer to the section of the Proxy Statement titled “Commonly Asked Questions and Answers about the Annual Meeting” for information about attendance requirements.

If you have any questions or comments, please direct them to Snap-on Incorporated, Investor Relations, 2801 80th Street, Kenosha, Wisconsin 53143. Please also contact Investor Relations if you would like directions to the Annual Meeting. If you prefer, you may e-mail questions or comments to InvestorRelations@snapon.com. We always appreciate your interest in Snap-on and thank you for your continued support.

Your vote is important. Thank you for voting.

Sincerely,

Richard T. Miller

Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 25, 2019. The proxy statement and annual report to security holders are available under the Investors section of the Company’s website at www.snapon.com.

The Board of Directors recommends the following votes:

•	FOR each of the Board’s nominees for election as directors;

•	FOR the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2019; and

•	FOR approval of the compensation of the Company’s named executive officers.

To vote in person at the Annual Meeting, you will need to request a ballot to vote your shares. If you vote by proxy, either by internet, telephone or mail, and later find that you will be present at the Annual Meeting, or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

PROXY STATEMENT

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:    WHEN WILL PROXY MATERIALS FIRST BE MAILED TO SHAREHOLDERS?

A:    Snap-on Incorporated (“Snap-on,” “we” or the “Company”) expects to begin mailing proxy materials (including this Proxy Statement) to shareholders on or about March 11, 2019. Proxy materials are also being made available to shareholders by internet posting on or about March 11, 2019.

Q:    WHAT AM I VOTING ON?

A:    At the 2019 Annual Meeting you will be voting on the following proposals:

1.	The election of 10 directors to each serve a one-year term ending at the 2020 Annual Meeting. This year’s Board nominees are:

• David C. Adams • Karen L. Daniel • Ruth Ann M. Gillis • James P. Holden • Nathan J. Jones	• Henry W. Knueppel • W. Dudley Lehman • Nicholas T. Pinchuk • Gregg M. Sherrill • Donald J. Stebbins

2.	A proposal to ratify the Audit Committee’s selection of Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm for fiscal 2019.

3.	An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation Information” herein.

Q:    WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?

A:    The Board of Directors is soliciting this proxy and recommends the following votes:

•	FOR each of the Board’s nominees for election as directors;

•	FOR the ratification of the Audit Committee’s selection of D&T as the Company’s independent registered public accounting firm for fiscal 2019; and

•	FOR approval of the compensation of the Company’s named executive officers.

Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?

A:    To conduct the Annual Meeting, more than 50% of the shares entitled to vote must be present in person or by proxy. This is referred to as a “quorum.” Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists; shares represented at the meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. All of the voting requirements below assume that a quorum is present.

Directors are elected by a majority of the votes cast in person or by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes are not considered as votes cast with respect to each director-nominee and, therefore, will have no impact on the election of directors.

An affirmative vote of a majority of the shares represented at the meeting is required for the ratification of the Audit Committee’s selection of D&T as the Company’s independent registered public accounting firm for fiscal 2019. Abstentions will act as votes against this proposal. Since brokers have discretionary authority to vote on this proposal, we do not anticipate any broker non-votes with regard to this matter.

An affirmative vote of a majority of the shares represented at the meeting is also required to approve the compensation of the Company’s named executive officers on an advisory basis. Abstentions will act as votes against this proposal; however, broker non-votes will have no effect on this advisory vote.

Q:    WHAT IF I DO NOT VOTE?

A:    The effect of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and you do not vote, then your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then your unvoted shares will not affect whether a proposal is approved or rejected.

If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may not be able to vote your shares in its discretion depending on the particular proposal before the meeting. Your broker may not vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is not permitted to vote your shares in its discretion regarding matters related to executive compensation, including the advisory vote to approve named executive officer compensation. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Company’s independent registered public accounting firm.

Q:    WHO MAY VOTE?

A:    You may vote at the Annual Meeting if you were a shareholder of record as of the close of business on February 25, 2019 (the “Record Date”). As of the Record Date, Snap-on had 55,585,437 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote on each proposal.

Q:    HOW DO I VOTE?

A:    While we offer four methods for you to vote your shares at the Annual Meeting, we encourage you to vote through the internet as it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the Annual Meeting, so that the vote count will not be delayed. Both the internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. If you choose to vote your shares through the internet or by telephone, there is no need for you to mail back your proxy card.

You may (i) vote in person at the Annual Meeting or (ii) authorize the persons named as proxies on the proxy card, Messrs. Pinchuk and Miller, to vote your shares by returning the enclosed proxy card through the internet, by telephone or by mail.

To vote over the internet:

Go to www.investorvote.com/sna. Have your proxy card available when you access the website. You will need the control number from your proxy card to vote.

To vote by telephone:

Call 1-800-652-VOTE (1-800-652-8683) 24 hours a day, 7 days a week. Have your proxy card available when you make the call. You will need the control number from your proxy card to vote.

To vote by mail:

Complete, sign and return the proxy card to the address indicated on the proxy card.

If shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of the methods discussed above. Please check the voting form of the firm that holds your shares to see if it offers internet or telephone voting procedures.

Q:    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

A:    It means your shares are held in more than one account. You should vote the shares on all of your proxy cards. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy materials in the future. To consolidate your accounts, please contact our transfer agent, Computershare Trust Company, N.A. (“Computershare”), toll-free at 1-800-446-2617, or as otherwise provided in our annual report.

Q:    WHO WILL COUNT THE VOTE?

A:    Computershare, our transfer agent, will use an automated system to tabulate the votes. Its representatives will also serve as the election inspectors.

Q:    WHO CAN ATTEND THE ANNUAL MEETING?

A:    All shareholders of record as of the close of business on the Record Date may attend the Annual Meeting. Seating, however, is limited and will be on a first arrival basis.

To attend the Annual Meeting, please follow these instructions:

•	Bring proof of ownership of Snap-on stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Snap-on stock through such broker or nominee and a form of identification.

Q:    CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

A:    Yes. Even after you have submitted your proxy, you can revoke your proxy or change your vote at any time before the proxy is exercised by appointing a new proxy or by providing written notice to the Corporate Secretary and voting in person at the Annual Meeting. Presence at the Annual Meeting of a shareholder who has appointed a proxy does not in itself revoke a proxy.

Street name holders who wish to change their proxy prior to the voting thereof should contact the broker, bank or other holder of record to determine whether, and if so how, such proxy can be revoked.

Q:    MAY I VOTE AT THE ANNUAL MEETING?

A:    If you complete a proxy card or vote through the internet or by telephone, you may still vote in person at the Annual Meeting. To vote at the meeting, please give written notice that you would like to revoke your original proxy to one of the following:

•	the Corporate Secretary, in advance of the Annual Meeting; or

•	the authorized representatives at the Annual Meeting.

Street name holders who wish to vote in person at the meeting will not be permitted to vote in person at the meeting unless they first obtain a proxy issued in their name from the bank, broker or other holder of record.

Q:    WHAT IF I OWN SHARES AS PART OF SNAP-ON’S 401(k) SAVINGS PLAN?

A:    Shares held by the Snap-on Incorporated 401(k) Savings Plan for which participant designations are received will be voted in accordance with those designations. Those shares for which designations are not received will be voted proportionally, based on the votes for which voting directions have been received from participants as of April 22, 2019.

Q:    WHO IS MAKING THIS SOLICITATION AND HOW MUCH DOES IT COST?

A:    This solicitation is being made on behalf of Snap-on Incorporated by its Board of Directors. Our officers and employees may make solicitations by mail, telephone and facsimile, or in person. We have retained Georgeson LLC to assist us in the solicitation of proxies for $9,500 plus expenses. This assistance will include requesting that brokerage houses, depositories, custodians, nominees and fiduciaries forward proxy soliciting material to the beneficial owners of the stock they hold; such assistance will also include the preparation of an institutional shareholder contact list that contains these shareholders’ voting guidelines. We will bear the cost of this solicitation and reimburse Georgeson LLC for these expenses.

Q:    WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2020 ANNUAL MEETING?

A:    The Corporate Secretary must receive a shareholder proposal no later than November 12, 2019, for the proposal to be considered for inclusion in our proxy materials for the 2020 Annual Meeting. To otherwise bring a proposal or nomination before the 2020 Annual Meeting, you must comply with our Bylaws. Currently, our Bylaws require written notice to the Corporate Secretary between January 26, 2020, and February 25, 2020. If we receive your notice after February 25, 2020, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our Bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the Board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

Q:    WHAT IS THE ADDRESS OF THE CORPORATE SECRETARY?

A:     The address of the Corporate Secretary is:

Snap-on Incorporated

Attention: Corporate Secretary

2801 80th Street

Kenosha, Wisconsin 53143

Q:    WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?

A:    We are not aware of any other matters that you will be asked to vote on at the Annual Meeting. Other matters may be voted on if they are properly brought before the Annual Meeting in accordance with our Bylaws. If other matters are properly brought before the Annual Meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.

ITEM 1:	ELECTION OF DIRECTORS

The Board of Directors is currently comprised of 10 directors. This year’s Board nominees for election for one-year terms expiring at the 2020 Annual Meeting, and until their successors are elected and qualified, are listed below.

It is our policy that the Board of Directors should reflect a broad variety of experience and talents. When the Corporate Governance and Nominating Committee of the Board determines which directors to nominate for election at any meeting of shareholders, or appoints a new director between meetings, it reviews our director selection criteria and seeks to choose individuals who bring a variety of expertise to the Board within these criteria. For further information about the criteria used to evaluate Board membership, see “Corporate Governance Practices and Board Information—Nomination of Directors” below.

The following is information about the experience and attributes of the nominees. Together, the experience and attributes included below provide the reasons that these individuals continue to serve on the Board and are nominated for re-election to the Board.

David C. Adams

Director since 2016

Mr. Adams, age 65, has served as Chairman of Curtiss-Wright Corporation, a global provider of highly engineered, critical function products and services to the commercial, industrial, defense and energy markets, since 2015, as Chief Executive Officer since 2013 and as President since 2012. He previously served as Curtiss-Wright’s Chief Operating Officer from 2012 to 2013, and as its Co-Chief Operating Officer from 2008 until 2012. Prior thereto, he served as a Vice President of Curtiss-Wright and as President of Curtiss-Wright Controls, Inc., the former motion control segment of Curtiss-Wright. Mr. Adams is being re-nominated as a director because, among his other qualifications, he possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, manufacturing, sales, marketing, product innovation/development, operations, accounting/finance, mergers and acquisitions, strategy development, executive compensation and leadership development. Mr. Adams earned a Bachelor of Science degree from California State University and a Master of Business Administration degree from California Lutheran University.

Karen L. Daniel

Director since 2005

Ms. Daniel, age 61, retired in July 2018 as Division President and Chief Financial Officer for Black & Veatch Corporation, a leading global engineering, construction and consulting company specializing in infrastructure development in the areas of energy, water and information, after serving in such roles since 2000. She continues to serve as a director of Commerce Bancshares, Inc. Ms. Daniel is being re-nominated as a director because, among her other qualifications, she possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, accounting/finance (including as a chief financial officer), mergers and acquisitions and strategy development; in addition, Ms. Daniel is a Certified Public Accountant. Ms. Daniel earned a Bachelor of Science degree in accounting from Northwest Missouri State University and a Master of Science degree in accounting from the University of Missouri-Kansas City.

Ruth Ann M. Gillis

Director since 2014

Ms. Gillis, age 64, retired in 2014 as Executive Vice President and Chief Administrative Officer of Exelon Corporation, a utility services holding company engaged in energy generation and delivery. She was also President of Exelon Business Services Company, a subsidiary of Exelon that provides transactional and corporate services to Exelon’s operating companies. Previous roles included service as Executive Vice President of ComEd, an Exelon subsidiary, and as the Chief Financial Officer of Exelon. Prior to the merger that formed Exelon, Ms. Gillis was the Chief Financial Officer of Unicom Corp., a producer, purchaser, transmitter, distributor and seller of electricity. She also serves as a director of KeyCorp and

Voya Financial, Inc. Ms. Gillis is being re-nominated as a director because, among her other qualifications, she possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, product innovation/development, information technology, operations, accounting/finance (including as a chief financial officer), mergers and acquisitions, strategy development, executive compensation and leadership development. Ms. Gillis earned a Bachelor of Arts degree in economics from Smith College and a Master of Business Administration degree from the University of Chicago Graduate School of Business.

James P. Holden

Director since 2007

Mr. Holden, age 67, has been our Lead Director since 2009. He served 27 years in the automotive industry, including 19 years with DaimlerChrysler and its predecessor, Chrysler Corporation. He previously served as President and Chief Executive Officer of DaimlerChrysler Corporation, a U.S. subsidiary of DaimlerChrysler AG. Mr. Holden also serves as a director of Elio Motors, Inc., Sirius XM Holdings Inc. and Speedway Motorsports, Inc. Mr. Holden is being re-nominated as a director because, among his other qualifications, he possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, manufacturing, sales, marketing, product innovation/development, information technology, operations, accounting/finance, strategy development, executive compensation, leadership development and franchising. Mr. Holden earned a Bachelor of Science degree in political science from Western Michigan University and a Master of Business Administration degree from Michigan State University.

Nathan J. Jones

Director since 2008

Mr. Jones, age 62, retired in 2007 as President, Worldwide Commercial & Consumer Equipment Division of Deere & Company, a manufacturer of agricultural, commercial and consumer equipment. He previously served as Deere & Company’s Senior Vice President and Chief Financial Officer and as its Vice President and Treasurer. Mr. Jones is being re-nominated as a director because, among his other qualifications, he possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, information technology, operations, accounting/finance (including as a chief financial officer), mergers and acquisitions, strategy development, executive compensation and leadership development. Mr. Jones earned a Bachelor of Business Administration degree in accounting from the University of Wisconsin-Eau Claire and a Master of Business Administration degree from the University of Chicago Graduate School of Business.

Henry W. Knueppel

Director since 2011

Mr. Knueppel, age 70, retired in 2011 as Chairman of the Board and Chief Executive Officer of Regal Beloit Corporation, a manufacturer of electric motors, generators and controls, as well as mechanical motion control products. Mr. Knueppel previously served as Regal Beloit’s President and Chief Operating Officer and as an Executive Vice President prior thereto. Mr. Knueppel continues to serve as a director of Regal Beloit. In addition, Mr. Knueppel serves as a director of WEC Energy Group, Inc.; he previously served as a director of Wisconsin Electric Power Company until 2015. Mr. Knueppel served as a director of Harsco Corporation, a global industrial services and engineering company, until 2016, and was its Non-Executive Chairman of the Board until 2014. Mr. Knueppel is being re-nominated as a director because, among his other qualifications, he possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, manufacturing, marketing, product innovation/development, operations, accounting/finance, mergers and acquisitions, strategy development, executive compensation and leadership development. Mr. Knueppel earned a Bachelor of Arts degree in economics from Ripon College and a Master of Business Administration degree from the University of Wisconsin-Whitewater.

W. Dudley Lehman

Director since 2003

Mr. Lehman, age 67, retired in 2006 as Group President for Kimberly-Clark Corporation, a manufacturer and marketer of a wide range of consumer and business-to-business products from natural fibers. He previously served as Group President–Business to Business and as Group President–Infant and Child Care Sectors for Kimberly-Clark. Mr. Lehman is being re-nominated as a director because, among his other qualifications, he possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, manufacturing, sales, marketing, product innovation/development, operations, strategy development, executive compensation and leadership development. Mr. Lehman earned a Bachelor of Arts degree in political science from the University of North Carolina at Chapel Hill and a Master of Business Administration degree from Wake Forest University.

Nicholas T. Pinchuk

Director since 2007

Mr. Pinchuk, age 72, has been Snap-on’s President and Chief Executive Officer since 2007 and Chairman of the Board since 2009. Prior to his appointment as President and Chief Executive Officer, Mr. Pinchuk served as Snap-on’s President and Chief Operating Officer, and before that as Snap-on’s Senior Vice President and President–Worldwide Commercial & Industrial Group. Before joining Snap-on in 2002, Mr. Pinchuk served in several executive operational and financial management positions at United Technologies Corporation and held various financial and engineering positions at Ford Motor Company. Mr. Pinchuk also serves as a director of Columbus McKinnon Corporation. In addition to his other experience and expertise, Mr. Pinchuk is being re-nominated as a director because it is the Company’s traditional practice to have its Chief Executive Officer serve as a member of the Board. Mr. Pinchuk earned Master and Bachelor of Science degrees in engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Harvard Business School.

Gregg M. Sherrill

Director since 2010

Mr. Sherrill, age 66, has served as non-executive Chairman of Tenneco Inc., a producer of automotive emission control and ride control products and systems, since May 2018. He served as Executive Chairman of Tenneco Inc. from May 2017 until May 2018, and previously served as Chairman and Chief Executive Officer of Tenneco Inc. from 2007 until 2017. Prior thereto, Mr. Sherrill was Corporate Vice President and President, Power Solutions of Johnson Controls Inc., a global diversified technology and industrial company, and held various engineering and manufacturing positions at Ford Motor Company. Mr. Sherrill also serves as a director of The Allstate Corporation. Mr. Sherrill is being re-nominated as a director because, among his other qualifications, he possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, manufacturing, product innovation/development, operations, accounting/finance, mergers and acquisitions, strategy development, executive compensation and leadership development. Mr. Sherrill earned a Bachelor of Science degree in mechanical engineering from Texas A&M University and a Master of Business Administration degree from Indiana University’s Graduate School of Business.

Donald J. Stebbins

Director since 2015

Mr. Stebbins, age 61, retired as President and Chief Executive Officer, and also as a director, of Superior Industries International, Inc., a manufacturer of aluminum wheels for the automotive industry, in December 2018, after serving in such roles since 2014. Prior thereto, he provided consulting services to various private equity firms since 2012. Mr. Stebbins previously served as Chairman, President and Chief Executive Officer of Visteon Corporation, an automotive components manufacturer, from 2008 until 2012, after having served as Visteon’s President and Chief Operating Officer prior thereto. Visteon filed for Chapter 11 bankruptcy protection in 2009 and emerged from bankruptcy in 2010. Before joining Visteon, Mr. Stebbins held various positions with increasing responsibility at Lear Corporation, a supplier of automotive seating and electrical distribution systems, including President and Chief

Operating Officer–Europe, Asia and Africa, President and Chief Operating Officer–Americas, and Senior Vice President and Chief Financial Officer. Mr. Stebbins previously served as a director of WABCO Holdings Inc. until 2016, and as a director of ITT Corporation until 2014. Mr. Stebbins is being re-nominated as a director because, among his other qualifications, he possesses experience and/or expertise in the following areas: knowledge of Snap-on’s industry/market, international business, manufacturing, sales, product innovation/development, operations, accounting/finance (including as a chief financial officer), mergers and acquisitions, strategy development, executive compensation and leadership development. Mr. Stebbins earned a Bachelor of Science degree in finance from Miami University and a Master of Business Administration degree from the University of Michigan.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES.

Shares represented by proxies will be voted according to instructions on the proxy card. Only cards clearly indicating a vote against will be considered as a vote against the nominee. If the Board learns prior to the Annual Meeting that a nominee is unable to serve, then the Board may name a replacement, in which case the shares represented by proxies will be voted for the substitute nominee.

CORPORATE GOVERNANCE PRACTICES AND BOARD INFORMATION

Nomination of Directors

The Corporate Governance and Nominating Committee fulfills the role of a nominating committee. The material terms of the Committee’s role are included in its charter, which is available on the Company’s website at www.snapon.com. The charter requires that all members of the Committee meet the independence requirements of applicable laws and regulations, including, without limitation, the requirements imposed by the listing standards of the New York Stock Exchange (the “NYSE”).

The Committee uses a variety of means to identify prospective Board members, including the Committee’s contacts and recommendations from other sources. In addition, it may also retain a professional search firm to identify candidates. Pursuant to its charter, the Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates and has the sole authority to approve the search firm’s fees and other retention items.

The Committee will consider director candidates recommended by shareholders provided that the shareholders submitting recommendations follow the procedures set forth below. The Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder or not. If a shareholder wishes to suggest an individual for consideration as a nominee for election to the Board at the 2020 Annual Meeting, and possible inclusion in the Proxy Statement, we recommend that you submit your suggestion in writing to the Corporate Secretary before October 1, 2019, for forwarding to the Committee.

To bring a nomination before the 2020 Annual Meeting from the floor during the meeting, you must comply with our Bylaws, which require written notice to the Corporate Secretary between January 26, 2020, and February 25, 2020. If we receive your notice after February 25, 2020, then your proposal or nomination will be untimely. The notice must also meet the requirements set forth in our Bylaws. If you do not comply with these requirements, your nomination can be excluded.

The Committee has a procedure under which all director candidates are evaluated. The Company’s Corporate Governance Guidelines provide that the Board will not nominate individuals for election or re-election as directors after they have attained age 75. When evaluating a candidate’s capabilities to serve as a member of the Board, the Committee uses the following criteria: independence, the relationships that the candidate has with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), conflicts of interest, ability to contribute to the oversight and governance of the Company, the candidate’s skill set and positions held at other companies, existing time commitments and diversity. Further, the Committee reviews the qualifications of any candidate with those of the Company’s current directors to augment and complement the skill sets of the current Board members. The Company believes that it is important for its Board to be comprised of individuals with diverse backgrounds, skills and experiences. The composition of the Board, as well as the experience and the qualities brought to the Board by our directors, are reviewed annually. While the Committee does not have a formal diversity policy and identifies qualified potential candidates without regard to any candidate’s race, color, disability, gender, national origin, religion or creed, it does seek to ensure the fair representation of all shareholder interests on the Board. The Board believes that the use of these general criteria, along with a non-discriminatory policy, will best result in a Board that evidences that diversity in many respects. The Board believes that it currently maintains that diversity.

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board of Directors, individually or as a group, should send their communications to the Corporate Secretary at the address listed below. The Corporate Secretary is responsible for forwarding communications to the appropriate Board members and screens these communications for security purposes.

Snap-on Incorporated

Attention: Name of Director

c/o Corporate Secretary

2801 80th Street

Kenosha, Wisconsin 53143

Annual Meeting Attendance

All continuing directors are expected to attend the Annual Meeting of Shareholders either in person or by telephone. If a director attends by phone, he or she is also able to answer questions asked at the Annual Meeting. All directors serving at the time attended the 2018 Annual Meeting of Shareholders in person.

Board Information

The primary responsibility of the Board is to oversee the business and affairs of the Company. The Board met eight times in fiscal 2018. All directors attended at least 75% of the total meetings of the Board and committees of which they were members in 2018. The Board also conducts regularly scheduled executive sessions of non-management directors. At these executive sessions, our Lead Director presides. Interested persons may communicate about appropriate subject matter with our Lead Director, as described above under the section titled “Communications with the Board.”

The Board is organized so that its committees focus on issues that may require more in-depth scrutiny. The present committee structure consists of the (i) Audit, (ii) Corporate Governance and Nominating, and (iii) Organization and Executive Compensation Committees. Committee reports are presented to the full Board for discussion and review.

The Board has adopted Corporate Governance Guidelines, which are available on the Company’s website at www.snapon.com.

Director Independence

The Board reviewed the independence of its members considering the independence tests promulgated by the NYSE, and has adopted categorical standards to assist it in making its determinations of director independence. These categorical standards are attached to this Proxy Statement as Appendix A. The Board has affirmatively determined that Ms. Daniel, Ms. Gillis and each of Messrs. Adams, Holden, Jones, Knueppel, Lehman, Sherrill and Stebbins are independent on the basis that they had no relationships with the Company that would be prohibited under the independence standards of the NYSE or in the categorical standards. Mr. Pinchuk, our Chairman, President and Chief Executive Officer, is not considered independent. An immediate family member of Mr. Holden’s is an employee of the Company, but is not an executive officer nor is that individual compensated in an amount requiring disclosure under Securities and Exchange Commission (“SEC”) rules; this relationship is permitted by the categorical standards and the Board determined that it did not affect Mr. Holden’s independence.

See “Other Information—Transactions with the Company” for information about Snap-on’s policies and practices regarding transactions with members of the Board.

Board’s Role in Oversight of Risk

The Audit Committee is primarily responsible for evaluating the Company’s policies with respect to risk assessment and risk management. The Audit Committee reviews and discusses the Company’s major financial risk exposures and the steps management has taken to monitor and control such risks. The Organization and Executive Compensation Committee oversees risks related to our compensation policies and practices. The Organization and Executive Compensation Committee receives reports and discusses whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Corporate Governance and Nominating Committee is responsible for the oversight of risks associated with corporate governance and compliance. Periodically, the full Board itself conducts a review of risk management at the Company.

Board Leadership Structure

The Board has established the position of Lead Director to assist in overseeing the affairs of both the Company and the Board. The Lead Director is appointed by the Board and must be an independent director. The Lead Director’s responsibilities include: (i) presiding at Board meetings when the Chairman is not present; (ii) providing input to the Chairman regarding the agendas for Board and Committee meetings; (iii) presiding at all meetings of the independent directors; (iv) acting as the principal liaison between the independent directors and the Chairman on sensitive issues; and (v) being available for meetings with shareholders upon the request of the Chairman. Mr. Holden, an independent director, has served as our Lead Director since 2009.

Our Chairman is also our Chief Executive Officer and thus is not an independent director. The Company believes that having one person serve as chairman and chief executive officer allows that individual to leverage the substantial amount of information gained from both roles to lead the Company most effectively and to act as a unified spokesperson on behalf of the Company. Further, the Company believes that the designation of an independent Lead Director provides essentially the same benefits as having an independent chairman in terms of access and an independent voice with significant input into corporate governance, while maintaining Snap-on’s historical practice of generally having its chief executive officer also serve as chairman (other than at times when providing for an orderly transition of chief executive officers).

Audit Committee

The Audit Committee is composed entirely of non-employee directors who meet the independence and accounting or financial management expertise standards and requirements of the NYSE and the SEC. The Audit Committee assists the Board’s oversight of the integrity of the Company’s financial statements, the Company’s independent public accounting firm’s qualifications and independence, the performance and retention of the Company’s independent registered public accounting firm, the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the compensation of the Company’s independent public accounting firm. The Audit Committee conducts an annual evaluation of its own performance. During fiscal 2018, the Committee met eight times. The Board has adopted a written charter for the Audit Committee, which is located on the Company’s website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. Currently, Mr. Jones (Chair), Ms. Daniel and Ms. Gillis serve on the Audit Committee. The Board has determined that each member of the Audit Committee qualifies as an audit committee financial expert within the meaning of regulations promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed entirely of non-employee directors who meet the independence requirements of the NYSE. This Committee makes recommendations to the Board regarding Board policies and structure including size and composition of the Board, corporate governance, number and responsibilities of committees, tenure policy, qualifications of potential Board nominees, including nominees recommended by shareholders, and director compensation. In addition to conducting an annual evaluation of its own performance, the Committee oversees the annual evaluation of the Board. Currently, Messrs. Knueppel (Chair), Adams and Lehman serve on the Corporate Governance and Nominating Committee. During fiscal 2018, the Committee met four times. The Board has adopted a written charter for the Corporate Governance and Nominating Committee, which is located on the Company’s website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. See the section titled “Nomination of Directors” for more information regarding recommending and nominating director candidates.

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee is composed entirely of non-employee directors who meet the independence requirements of the NYSE and the SEC. This Committee oversees our corporate organization, executive succession and executive compensation programs. It recommends to the Board the appropriate level of compensation for our Chief Executive Officer and, after consulting with the Chief Executive Officer, approves the compensation of our other officers. This Committee also administers our incentive stock and compensation plans, as well as the employee and franchisee stock ownership plans. This Committee has also been designated by the Board to consider and conduct succession planning for the chief executive officer position with the oversight of the Board. The Committee may, in its sole discretion, retain or obtain the advice of compensation consultants, legal counsel or other advisers as it deems appropriate in connection with the discharge of its duties; prior to selecting any such adviser, the Committee considers all factors relevant to the adviser’s independence from management, including those set forth in NYSE and SEC rules. The Committee conducts an annual evaluation of its own performance. Currently, Messrs. Sherrill (Chair), Holden and Stebbins serve on the Organization and Executive Compensation Committee. During fiscal 2018, the Committee met four times. The Board has adopted a written charter for the Organization and Executive Compensation Committee, which is located on the Company’s website at www.snapon.com. The Committee’s duties and responsibilities are discussed in greater detail in the charter. The Committee’s processes and procedures are described in the section titled “Compensation Discussion and Analysis.”

Availability of Certain Corporate Governance Documents

The Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and written charters for the Audit, Corporate Governance and Nominating and the Organization and Executive Compensation Committees. The Corporate Governance Guidelines, the Code of Business Conduct and Ethics (and information about any waivers from the Code that are granted to directors or executive officers) and the committees’ charters are available on the Company’s website at www.snapon.com.

Board Compensation

Employee Directors

Directors who are employees do not receive additional compensation for serving on the Board or its Committees.

Non-employee Directors

The annual cash retainer for our non-employee directors was increased from $95,000 to $100,000 in April 2018. Annual committee chair fees were as follows: Audit Committee—$22,500 (increased from $20,000); Organization and Executive Compensation Committee—$15,000; and Corporate Governance and Nominating Committee—$12,500. Audit Committee members, excluding the Audit Committee Chair, received an additional annual fee of $12,500 (increased from $10,000). Beginning in fiscal 2018, members of the Corporate Governance and Nominating Committee and the Organization and Executive Compensation Committee, other than each committee’s chair, now receive an additional annual fee of $5,000 for such service. Our Lead Director received an additional annual fee of $25,000 for serving in that role. Non-employee directors do not receive Board or committee meeting attendance fees.

On February 15, 2018, the Board of Directors approved a grant of $135,000 worth of restricted stock under our 2011 Incentive Stock and Awards Plan (the “2011 Plan”) to each non-employee director serving at the time. The number of restricted shares granted was based on the average closing price for the Company’s stock for the 30 business days prior to the grant date and, as a result, each non-employee director received 775 restricted shares. The restrictions on these shares generally lapse upon the earliest of the first anniversary of the grant date, the director’s death or disability or a change of control, as defined in the 2011 Plan. The directors have full voting rights with respect to these shares and are entitled to receive cash dividends at the same rate as the dividends paid to our other shareholders.

Directors have the option to receive up to 100% of their fees, including the annual retainer, in cash or shares of common stock under the Amended and Restated Directors’ 1993 Fee Plan, which we refer to as the “Directors’ Fee Plan.” Under the Directors’ Fee Plan, non-employee directors receive shares of our common stock based on the fair market value of a share of our common stock on the last day of the month in which the fees are paid. Directors may choose to defer the receipt of all or part of their shares and fees to a deferral account. The Directors’ Fee Plan credits deferred cash amounts with earnings based on market rates of return. Earnings on deferred cash amounts were based on the applicable market rates, which averaged 3.52% during fiscal 2018. Dividends on deferred shares of common stock are automatically reinvested.

Directors also are entitled to reimbursement for reasonable out-of-pocket expenses they incur in connection with their travel to and attendance at meetings of the Board or committees thereof. In addition, non-employee directors who are not eligible to participate in another group health plan may participate in our medical plans on the same basis as our employees; however, non-employee directors must pay the full premium at their own expense. Eligibility to participate in our medical plans ceases upon termination of service as a director. In addition, pursuant to the Company’s employee tool purchase plan, directors are eligible to take advantage of employee discount prices up to a maximum of $5,000 per year, the same limit applicable to Company retirees (who are also eligible to participate in the plan).

Set forth below is a summary of compensation for each non-employee director in fiscal 2018:

Table 1: Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
David C. Adams	$103,750	$124,915	$2,643	$231,308
Karen L. Daniel	111,250	124,915	54,942	291,107
Ruth Ann M. Gillis	111,250	124,915	2,643	238,808
James P. Holden	128,750	124,915	46,898	300,563
Nathan J. Jones	121,250	124,915	40,296	286,461
Henry W. Knueppel	111,250	124,915	13,735	249,900
W. Dudley Lehman	103,750	124,915	54,942	283,607
Gregg M. Sherrill	113,750	124,915	17,834	256,499
Donald J. Stebbins	103,750	124,915	2,643	231,308

(1)	Includes annual retainer and committee and chair fees. For Mr. Holden, this amount also includes his fee for serving as Lead Director.

(2)

Amounts shown represent the grant date fair value of restricted stock granted to non-employee directors during the fiscal year. The Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“ASC 718”) requires us to recognize compensation expense for stock awards granted to our directors based on the estimated fair value of the equity awards at the time of grant. The fair value is expensed over the contractual term of the awards. The grant date fair value of the restricted stock in the table is calculated using the closing price on the grant date ($161.18) and differs from the amount disclosed in “Board Compensation—Non-employee Directors” above because the number of shares is determined based on the average closing price for the Company’s stock for the 30 business days prior to the grant date ($174.11). The assumptions used to determine the valuation of such restricted stock awards are discussed in Note 14 to our Consolidated Financial Statements.

(3)	Each current non-employee director had the following stock awards outstanding as of the end of the fiscal year:

Name	Stock Awards
Shares of Stock That Have Not Vested (#)
David C. Adams	775
Karen L. Daniel	16,112
Ruth Ann M. Gillis	775
James P. Holden	13,753
Nathan J. Jones	11,817
Henry W. Knueppel	4,028
W. Dudley Lehman	16,112
Gregg M. Sherrill	5,230
Donald J. Stebbins	775

The restrictions on the shares of restricted stock granted to non-employee directors in fiscal 2018 generally lapse upon the earliest of the first anniversary of the grant date, the director’s death or disability or a change of control, as defined in the 2011 Plan. The restrictions on the restricted stock units (“RSUs”) granted from fiscal 2009 through fiscal 2012, and on the shares of restricted stock granted prior to fiscal 2009, lapse upon the earliest of the director’s retirement from the Board, the director’s death or a change of control, as defined in the 2011 Plan or its predecessor.

(4)

Includes cash dividends paid on shares of restricted stock and dividend equivalents with respect to the number of shares of common stock represented by RSUs to the extent not reflected in the grant date fair value of these awards.

Stock Ownership Guidelines for Directors

Snap-on believes it is important for directors to maintain an equity stake in Snap-on to further align their interests with those of our shareholders. Directors must comply with stock ownership guidelines as determined from time to time by our Board. Each director is required to own Snap-on shares (including securities that vest upon departure from the Board) equal to five times the director’s annual cash retainer within five years from the start of the next calendar year after such director’s initial election or appointment. Currently, eight of our nine non-employee directors have met the ownership guidelines. Mr. Adams, who was appointed to the Board in 2016, has until January 1, 2022, to comply with the guidelines.

ITEM 2:	RATIFY THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019

The Audit Committee is directly responsible for the appointment, compensation, oversight and retention of the Company’s independent registered public accounting firm. The Board of Directors proposes that shareholders ratify the selection by the Audit Committee of Deloitte & Touche LLP (“D&T”) to serve as the Company’s independent registered public accounting firm for fiscal 2019. D&T has served as the Company’s independent registered public accounting firm since 2002. In making its decision to reappoint D&T for fiscal 2019, the Audit Committee considered the qualifications, performance and independence of D&T and the audit engagement team, the quality of its discussions with D&T and the fees charged for the services provided. Pursuant to the Sarbanes-Oxley Act of 2002 and regulations promulgated by the SEC thereunder, the Audit Committee is directly responsible for the appointment of the independent registered public accounting firm. Although shareholder ratification of the Audit Committee’s selection of the independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of D&T to our shareholders for ratification to permit shareholders to participate in this important decision. If the shareholders fail to ratify the Audit Committee’s selection of D&T as the Company’s independent registered public accounting firm for fiscal 2019 at the Annual Meeting, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm. Representatives of D&T will be at the Annual Meeting to answer your questions and to make a statement if they so desire.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF DELOITTE  & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2019.

AUDIT COMMITTEE REPORT

The duties and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board, which is located on the Company’s website at www.snapon.com. The Audit Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

During fiscal 2018, the Audit Committee met eight times. In the exercise of its duties and responsibilities, the Committee members reviewed and discussed the audited financial statements for fiscal 2018 with management and the independent registered public accounting firm. In addition, the Audit Committee members met to discuss the earnings press releases and interim financial information with the Chairman, President and Chief Executive Officer, the Senior Vice President–Finance and Chief Financial Officer, the Vice President and Controller, and the independent registered public accounting firm prior to public release.

The Audit Committee also discussed with the independent registered public accounting firm those matters required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees. In addition, the independent registered public accounting firm provided to the Audit Committee the written disclosures required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm their independence. Based on their review and discussions and subject to the limitations on the role and responsibilities of the Audit Committee in its charter, the Audit Committee recommended to the Board that the audited financial statements be included in Snap-on’s Annual Report to shareholders on Form 10-K to be filed with the SEC.

Nathan J. Jones, Chair

Karen L. Daniel

Ruth Ann M. Gillis

DELOITTE & TOUCHE LLP FEE DISCLOSURE

The Audit Committee selects our independent registered public accounting firm for each fiscal year. During the fiscal year ended December 29, 2018, D&T was employed principally to perform the annual audit, including audit services related to the Company’s Sarbanes-Oxley Section 404 compliance, and to render tax advice and compliance services. The following table sets forth the amount of fees for professional services rendered by D&T as of and for the fiscal years ended December 29, 2018 (fiscal 2018) and December 30, 2017 (fiscal 2017).

	Fiscal 2018	Fiscal 2017
Audit(1)	$4,848,344	$4,708,667
Audit Related(2)	135,000	197,000
Tax(3)	2,071,742	1,821,716
All Other Fees	—	—

Total Fees	$7,055,086	$6,727,383

(1)

Includes fees related to the issuance of the audit opinions, including audit requirements pursuant to Sarbanes-Oxley 404 and the PCAOB, and timely quarterly reports on Form 10-Q, statutory audits and consents for other SEC filings.

(2)	Includes accounting advisory services and attestation services that are not required by statute or regulation.

(3)	Includes U.S. and international tax advice and compliance services.

The Audit Committee has adopted a policy for pre-approving all audit and non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature or anticipated at the time the budget is submitted. Audit Committee pre-approval is required to exceed the budgeted amount for a particular category of services and to engage the independent registered public accounting firm for any service that was not pre-approved. The Audit Committee considers whether the provision of such services are consistent with the SEC’s rules on auditor independence and whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service. The Audit Committee considered the non-audit services provided by D&T in fiscal 2018 and 2017 and determined that the provision of those services is compatible with maintaining auditor independence. The Audit Committee has also delegated pre-approval authority to the Committee Chair, provided that any pre-approval by the Committee Chair is reported to the Audit Committee at its next regularly scheduled meeting. The Audit Committee periodically receives a report from members of management and the independent registered public accounting firm on the services rendered and fees paid to the independent registered public accounting firm to ensure that such services are within the pre-approved amounts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of Snap-on common stock beneficially owned by each non-employee director or nominee for director, Messrs. Banerjee, Kassouf, Pagliari, Pinchuk and Ward (the “named executive officers” or “NEOs”), and all current directors and executive officers as a group, as well as each person or entity known to us to be the beneficial owner of more than 5% of our common stock, as of the close of business on February 25, 2019 (the “Record Date”). Beneficial owners include the directors and executive officers, their spouses, minor children and family trusts. Unless otherwise indicated in the footnotes, the individuals and entities listed below have sole voting and investment power over their shares.

Table 2: Security Ownership of Certain Beneficial Owners and Management

Name	Shares Beneficially Owned(1)	Percentage of Shares Outstanding
David C. Adams	3,013	*
Anup R. Banerjee	58,870	*
Karen L. Daniel	14,015	*
Ruth Ann M. Gillis	7,707	*
James P. Holden	20,884	*
Nathan J. Jones	3,055	*
Henry W. Knueppel	8,071	*
W. Dudley Lehman	9,609	*
Aldo J. Pagliari	265,702	*
Nicholas T. Pinchuk	1,489,999	2.6%
Gregg M. Sherrill	7,013	*
Donald J. Stebbins	8,346	*
Thomas J. Ward	206,975	*

All current directors and executive officers as a group (18 persons)	2,256,808	3.9%

Former Executive Officer
Thomas L. Kassouf	150,065	*

The Vanguard Group, Inc.(2)	5,972,082	10.7%
BlackRock, Inc.(3)	4,525,663	8.1%

*	Less than 1%

(1)

Amounts for directors and executive officers include deferred share units payable in shares of common stock on a one-for-one basis. Amounts also include shares subject to options granted under Snap-on’s option plans that are exercisable currently or within 60 days of the Record Date. The options include those held by the following individuals for the indicated number of shares: Mr. Banerjee (48,664), Mr. Kassouf (145,759), Mr. Pagliari (218,164), Mr. Pinchuk (1,015,763) and Mr. Ward (163,549), and all current executive officers and directors as a group (1,576,152). In addition to the shares reported in the table above, the following directors were previously granted

RSUs for the indicated number of shares that vest following departure from the Board: Ms. Daniel (9,607), Mr. Holden (9,607), Mr. Jones (9,607), Mr. Knueppel (3,253), Mr. Lehman (9,607) and Mr. Sherrill (4,455).

For Ms. Gillis, includes 265 shares held in a gift trust, of which her husband serves as a trustee and her adult son is a beneficiary.

(2)

The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, PA 19355, has reported on Schedule 13G/A, filed on February 11, 2019, the beneficial ownership of 5,972,082 shares of common stock as of December 31, 2018. Vanguard reports sole voting power as to 64,709 of these shares, shared voting power as to 11,766 shares, sole dispositive power as to 5,897,677 shares and shared dispositive power as to 74,405 shares.

(3)

BlackRock, Inc., 40 East 52nd Street, New York, NY 10022, has reported on Schedule 13G/A, filed on February 6, 2019, the beneficial ownership of 4,525,663 shares of common stock as of December 31, 2018. BlackRock reports sole voting power as to 3,798,833 of these shares and sole dispositive power to all 4,525,663 shares.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis provides information regarding the objectives and elements of our compensation program with respect to the current and former executive officers named in the Summary Compensation Table herein (the “named executive officers” or “NEOs”) and listed below:

•	Nicholas T. Pinchuk: Chairman, President and Chief Executive Officer

•	Aldo J. Pagliari: Senior Vice President–Finance and Chief Financial Officer

•	Thomas J. Ward: Senior Vice President and President–Repair Systems & Information Group

•	Thomas L. Kassouf: Former Senior Vice President and President–Snap-on Tools Group

•	Anup R. Banerjee: Senior Vice President–Human Resources and Chief Development Officer

As previously announced, Mr. Kassouf retired from the Company on February 28, 2019.

At the 2018 Annual Meeting, we held a shareholder advisory vote to approve our executive compensation policies and decisions (“Say-on-Pay”). Over 89% of shares voted supported the proposal and, therefore, the advisory resolution regarding executive compensation was approved. Although the vote was non-binding, the Company, the Board of Directors and the Organization and Executive Compensation Committee of the Board (the “Committee”) all pay close attention to our shareholders’ views regarding the Company’s executive compensation policies and decisions. Based on the vote, the Committee believes that our shareholders support the Company’s executive compensation philosophy, program and decisions.

Executive Summary

Financial Performance Overview

In 2018, Snap-on continued to deliver on its principal value proposition of observing work, translating the insights gained and creating solutions to make work easier for serious professionals. Opportunities to leverage this value proposition both within and beyond automotive repair are embodied in our runways for coherent growth: enhance the franchise network, expand with repair shop owners and managers, extend to critical industries and build in emerging markets. At the same time, these operating results also reflect our ongoing commitment to our Snap-on Value Creation Processes, a suite of principles we use every day in the areas of safety, quality, customer connection, innovation and rapid continuous improvement (“RCI”).

Net sales of $3.74 billion increased 1.5% from 2017, reflecting $19.3 million, or 0.5%, of organic sales growth (a non-GAAP financial measure that excludes acquisition-related sales and foreign currency translation), $24.2 million of acquisition-related sales and $10.3 million of favorable foreign currency translation. The organic sales increase reflects advances in our industrial end markets offset by marginally lower organic sales in our automotive repair markets, including both our businesses that serve repair shop owners and managers, and in our mobile tool distribution business serving primarily vehicle repair technicians.

With respect to profitability, operating margin before financial services of 19.4% included a pre-tax $4.3 million benefit from the settlement of a litigation matter that was being appealed (the “legal settlement”) and compared to 18.0% a year ago. In 2017, operating margin before financial services included $45.9 million of pre-tax charges related to judgments in litigation matters (“legal charges”). Operating earnings from financial services of $230.1 million increased 5.8% primarily due to continued growth of our financial services portfolio. Net earnings of $679.9 million increased 21.9% year over year, and diluted earnings per share reached $11.87. Net earnings for 2018 included a benefit of $3.2 million after tax, or $0.06 per diluted share, from the legal settlement, a net benefit of $4.1 million after tax, or $0.07 per diluted share, from items related to the issuance and extinguishment of debt (“net debt items”) and charges of $3.9 million, or $0.07 per diluted share, related to newly issued guidance associated with U.S. tax legislation (the “Tax Act”). Net earnings for 2017 included $28.4 million after tax, or $0.48 per diluted share, of legal charges and a charge of $7.0 million, or $0.12 per diluted share, related to the Tax Act.

We believe our ongoing commitment to our strategic initiatives for both growth and improvement will enable us to create long-term value for our shareholders. The table below provides fiscal 2018 and 2017 financial highlights:

Performance Metric	Fiscal 2018	Fiscal 2017	Change
Net Sales	$3.74 billion	$3.69 billion	+1.5% (+0.5% excluding $24.2 million of acquisition-related sales and $10.3 million of favorable foreign currency translation)
Operating Earnings before Financial Services	$726.0 million	$664.6 million	+9.2% (including for 2018, $4.3 million pre-tax benefit for the legal settlement and for 2017, $45.9 million pre-tax for legal charges)
Operating Earnings before Financial Services as a Percent of Net Sales	19.4%	18.0%	+140 bps (including in 2018, an increase of 10 bps from the legal settlement and in 2017, a decrease of 130 bps associated with legal charges)
Consolidated Operating Earnings	$956.1 million	$882.1 million	+8.4% (including for 2018, a $4.3 million pre-tax benefit from the legal settlement and for 2017, $45.9 million pre-tax for legal charges)
Diluted Earnings Per Share	$11.87	$9.52

+24.7%

(including for 2018, a $0.06 per diluted share benefit from the legal settlement, a $0.07 per diluted share benefit from net debt items, and a $0.07 per diluted share charge related to the Tax Act and for 2017, $0.48 per diluted share for legal charges and $0.12 per diluted share for charges related to the Tax Act)

At the beginning of fiscal 2018, Snap-on adopted Accounting Standards Update (“ASU”) No. 2017-07, Compensation—Retirement Benefits (Topic 715)—Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The ASU requires changes be applied retrospectively; as such, certain prior year amounts have been adjusted to reflect this adoption and conform to the 2018 presentation.

Non-GAAP Measure

The references above to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding acquisition-related sales and the impact of foreign currency translation. Management evaluates the Company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, customer base and geographic expansion, new product development and/or pricing, and excludes sales contributions from acquired operations the Company did not own as of the comparable prior-year reporting period. The Company’s organic sales disclosures also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in our businesses and facilitating comparisons of our sales performance with prior periods.

2018 Executive Compensation Overview

Our executive compensation philosophy drives programs structured to pay for operating and individual performance. Our positive results are driven by our executives, and their teams, who are rewarded for this performance. Our pay program is aligned with our key long-term and short-term strategic business objectives. As results improve, our shareholders and associates, including our executives, are rewarded. However, if results decline or do not improve, our executives’ compensation is reduced accordingly. In accordance with our pay-for-performance philosophy, since our corporate financial performance for fiscal 2018 represented progress but did not meet our targets, annual incentive payments, performance-based restricted stock units (“RSUs”) and long-term performance-based share units (“PSUs”) were all earned at levels below target and, as discussed below, fiscal 2019 compensation levels were adjusted accordingly. The components of our executive compensation program are described in this section and in “Executive Compensation Information” below.

•

Annual incentive payments to our NEOs based on fiscal 2018 corporate financial performance and personal strategic business goals paid out between threshold and target, and ranged from 14.8% to 59.1% of target. See “Total Direct Compensation—Cash and Incentive—Annual Incentives” below for a more detailed discussion.

•

Performance-based RSUs are earned based on the corporate financial performance component of the annual incentive plan. Based on corporate financial performance, RSUs were earned between the threshold and target levels at 78.1%, and will vest at the end of fiscal 2020, assuming continued employment. See “Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Performance-Based Restricted Stock Units” below for a more detailed discussion.

•

In February 2019, the Committee approved the vesting of PSUs granted in 2016 based on financial performance during fiscal 2016 to 2018. As a result of the Company’s actual performance during that period, the PSUs were earned at 86.9% of target. See “Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Long-term Performance-Based Share Units” below for a more detailed discussion.

Overview of Executive Equity Grants for 2017, 2018 and 2019

In furtherance of the Company’s pay-for-performance philosophy and after reviewing practices in the Market (described below), the Committee made changes to its equity award allocation formula for fiscal 2018 to place a greater emphasis on performance-based equity awards through increasing the portion of equity awards granted to our executive officers as PSUs and performance-based RSUs and decreasing the portion granted as stock options. In addition, as a result of the Company’s fiscal 2018 and 2017 performance, which, as previously disclosed, was below target for annual incentives, performance-based RSUs and PSUs, grants of equity awards for our executive officers were generally reduced in fiscal 2018 and further reduced in fiscal 2019. The bar charts below outline the grant date fair value of equity grants to the NEOs in 2017, 2018 and 2019. The 2019 grants will be reported in the Summary Compensation Table in the 2020 Proxy Statement and are not included in the Summary Compensation Table in this Proxy Statement.

As noted above, the allocation of equity awards was modified in 2018 to place a greater weighting on performance-based incentives. For fiscal 2017 grants, the Black-Scholes value of our shares was $33.45 and the closing price of our stock on the grant date, which was also the option exercise price, was $168.70. For fiscal 2018 grants, the Black-Scholes value of our shares was $32.54 and the closing price of our stock on the grant date, which was also the option exercise price, was $161.18. For fiscal 2019 grants, the Black-Scholes value of our shares was $31.91 and the closing price of our stock on the grant date, which was also the option exercise price, was $155.92.

While the equity grant allocation formula for Mr. Banerjee for fiscal 2018 was adjusted, as described above, the overall grant date fair value of his equity award was not reduced from his fiscal 2017 equity award as a result of the positioning of his compensation relative to Company peers; however, similar to the other Named Executive Officers, the grant date fair value of his award was reduced for fiscal 2019.

Five Year Stock Performance Overview

The graph below illustrates the cumulative total shareholder return (“TSR”) of a $100 investment in Snap-on common stock on December 31, 2013, assuming that dividends were reinvested quarterly, through the end of fiscal 2018 as compared to the Standard & Poor’s 500 Industrials Index (“S&P 500 Industrials”) and Standard & Poor’s 500 Stock Index (“S&P 500”).

Fiscal Year Ended (*)	Snap-on Incorporated	S&P 500 Industrials	S&P 500
December 31, 2013	$100.00	$100.00	$100.00
December 31, 2014	126.77	109.83	113.69
December 31, 2015	161.15	107.04	115.26
December 31, 2016	163.63	127.23	129.05
December 31, 2017	169.61	153.99	157.22
December 31, 2018	144.41	133.53	150.33

*	Snap-on’s fiscal year ends on the Saturday that is on or nearest to December 31 of each year; for ease of calculation, the fiscal year end is assumed to be December 31.

Five Year Financial and Stock Performance plus Incentive Plan Achievement

The graph below presents year-over-year cumulative growth in the Company’s operating income, the cumulative TSR of a $100 investment in Snap-on common stock on December 31, 2013, assuming that dividends were reinvested quarterly, and annual incentive payouts based solely on consolidated financial results, expressed as a percent of target.

Relationship Between Pay and Performance

The Committee evaluates the alignment between pay and performance when making decisions on annual incentive payouts and equity grants to our executive officers, including the NEOs. Both Company operating results and share price performance are taken into consideration. The Company’s shares deliver returns to shareholders in the form of dividends and potential price appreciation. The Company’s operating performance over the past nine years resulted in record earnings per share each year. During, the last five rolling periods of three years each preceding fiscal 2017, the Company’s absolute share price performance was at the 100th percentile of peer group comparisons, and the equity grants included in the Summary Compensation Table below were decided in part based on this performance. For fiscal 2018 and 2017, the Company’s absolute share price performance was between the lowest percentile and 44th percentile of peer group comparisons and equity grants to the NEOs were generally reduced to reflect that result. The Committee will continue to monitor the relationship between pay and performance when determining compensation levels and outcomes.

Compensation Strategy and Objectives

Snap-on’s executive compensation program is designed to:

•	Attract and retain high quality executive officers that are critical to the long-term success of the Company;

•	Pay for operating performance funded by positive financial results, based on individual contributions and progress toward strategic goals;

•	Pay at competitive levels, consistent with our peer group;

•	Increase the percentage of pay-at-risk with increasing levels of responsibility; and

•	Encourage adherence to the Company’s values and beliefs, including integrity, respect, teamwork and uncompromising safety.

Our goal is to design a compensation program that rewards executive officers for operating performance, as well as corporate and personal performance goals. As such, the majority of our executive officers’ total compensation opportunity is placed at risk by tying it to annual and long-term performance incentive plans. In addition, our objective is to properly balance financial and strategic performance, short- and long-term performance and cash and equity compensation.

Our overall compensation program consists of base salary, cash-based annual incentives and long-term incentives, which are granted in the form of stock options, PSUs and performance-based RSUs. The total target direct compensation mix for the Chief Executive Officer (“CEO”) and the other NEOs is illustrated in the following pie charts:

Our current target annual and long-term incentive programs balance a number of different performance metrics:

We believe that the performance metrics outlined above, coupled with stock price, focus our executives on the important factors that drive our business and create value for our shareholders.

Governance

We have maintained sound compensation practices and have, over the past several years, adjusted our program to better reflect good governance practices and standards. For example:

•	We do not have employment agreements other than the change of control agreements described below;

•	Our change of control agreements utilize a double trigger and do not provide excise tax gross-up payments;

•

Our 2011 Incentive Stock and Awards Plan (the “2011 Plan”) requires a minimum vesting period of one year for stock options, stock appreciation rights (“SARs”), performance shares, PSUs, performance-based restricted stock and performance-based RSUs, and a minimum vesting period of three years for time-based restricted stock and RSUs (provided, however, that up to 5% of the shares available for issuance pursuant to the 2011 Plan may be granted without any minimum vesting period);

•	We have a recoupment policy (the “Clawback Policy”) that covers all elements of the Company’s incentive compensation program;

•	We have executive stock ownership guidelines that cover all the Company’s executive officers, including the NEOs;

•	We do not provide perquisites to our executive officers;

•	We have a policy that prohibits the hedging and pledging of Company securities;

•	We do not pay above-market earnings on our executives’ deferred compensation accounts; and

•	We retain an independent compensation consultant employed solely by the Committee.

Compensation Program and Philosophy

The Committee is composed solely of independent directors, as determined under NYSE listing standards. The Committee oversees Snap-on’s executive compensation program. The Committee’s responsibilities are set forth in its charter, which is available on the Company’s website at www.snapon.com.

Snap-on’s philosophy is to place a significant amount of each executive officer’s pay at risk so that he or she is rewarded for achieving Snap-on’s long-term and short-term strategic business goals, taking into consideration both internal business and external shareholder perspectives. We determine target total direct compensation levels (base salary plus target annual and long-term incentives) for our executive officers based on several factors, including:

•	Each individual’s role and responsibilities;

•	Operating and individual performance, as well as projected contribution to Snap-on’s future success;

•	Level of experience and historical compensation of each executive officer;

•	Total compensation of executives who perform similar duties at companies in our peer group; and

•	Other circumstances as appropriate.

We believe that:

•	Our compensation program should influence, not be the primary driver of, our executives’ performance;

•	The design of our program should encourage collective behavior and emphasize success of the overall Company;

•	We should have flexibility to reward as needed for key jobs and roles;

•	Incentive plans should generally require continuous financial improvement in order for payouts to occur, while also being adaptable to economic realities within a general set of guidelines; and

•	Our pay strategy should fall within reasonable competitive boundaries.

To further emphasize our pay-for-performance philosophy, we generally derive base salaries from the median for comparable positions reflected in the Market Data (described below). Our targeted total direct compensation levels are designed to generally fall within reasonable competitive boundaries, which we believe are at or somewhat above the median of the Market (described below), with stretch goals built into our incentive plans to achieve above the 50th percentile. In fiscal 2018, we expect our actual total direct compensation levels will fall above the 75th percentile of Market Data based on information used during the compensation planning process. As stated below, the actual compensation earned by our executives from equity grants can vary significantly due to the potential variation in the Company’s performance and changes in the market price of our stock. Each element of our compensation program is outlined below.

In addition to base salary and incentive compensation, the Committee also oversees benefits and other amounts payable to executive officers, including retirement benefits and potential benefits that may be payable in a situation involving a change of control of the Company. Retirement benefits are intended both to recognize, over the long term, services rendered to the Company and to ensure that we can attract and retain high quality executives. The Committee periodically reviews market practices with respect to these other types of compensation. For further discussion about these benefits, see “Other Benefits,” “Retirement and Deferred Benefits” and “Change of Control and Other Employment-related Agreements” below.

The Company does not provide other perquisites to executive officers.

The Company does not have any specific compensation agreements with the NEOs other than the change of control agreements described below. The Committee periodically reviews these agreements and compares the level of benefits payable thereunder to those offered at other companies and believes these types of agreements remain important to the Company.

Severance for executive officers, outside of a change of control event, is determined on a case-by-case basis; therefore, there are no special agreements with the NEOs.

Committee Practices

The Committee has the sole authority to retain and terminate a consulting firm to assist in the evaluation of the compensation of the CEO and other executive officers and has the sole authority to approve the consultant’s fees and other retention terms. As part of the process to retain an executive compensation consultant, the Committee considers the consultant’s representations with respect to its practices and approach to maintaining independence. To further ensure independence, our executive compensation consultant reports directly to the Committee. Results of the analyses performed by our consultant on competitive marketplace practices are referred to as the “Market” or “Market Data.”

The Committee reviews data that reflects the Market as a benchmark to provide one reference point for compensation practices as well as a source of comparative information to assist in determining various components of an executive officer’s direct compensation; however, it does not use this information to mathematically calculate compensation nor limit itself to the range produced by the Market Data. The Committee reviews the Market Data in general terms, and we believe it is important for the Committee to use its judgment and discretion to address individual circumstances rather than to simply aim for a level of compensation that falls within a specific range of the Market Data. Therefore, the information in the Market Data is not used to limit the discretion of the Committee in establishing compensation levels for executive officers.

The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide ongoing advisory services to the Committee. These services include, but are not limited to: providing updates on trends in executive compensation practices; reviewing and making recommendations on the Company’s overall compensation strategy; providing input and reviewing CEO and other executive officer salary increases and incentive targets; reviewing incentive program design; updating the peer group; and performing market analyses. Semler Brossy does no other work for the Company other than acting as an advisor to the Committee. The Committee reviewed the independence factors set forth in applicable NYSE and SEC rules, and determined that the retention of Semler Brossy did not give rise to any conflict of interest in 2018.

The following 15 publicly-traded companies comprised the Company’s peer group for the 2018 compensation planning cycle:

AMETEK, Inc.	Crane Co.	Donaldson Company, Inc.	Dover Corporation

Flowserve Corporation	Fortive Corp.	IDEX Corporation	Kennametal Inc.

Lincoln Electric Holdings, Inc.	Pentair plc	Rockwell Automation Inc.	Roper Technologies, Inc.

Stanley Black & Decker, Inc.	The Timken Company	Xylem Inc.

Peer companies are typically reviewed on a biennial basis, with the last such review having taken place in August 2018, at which time it was determined that the Company would maintain the current peer group for the 2019 compensation planning cycle. Peer companies’ revenue and/or market value are within a reasonable range relative to the Company, are direct competitors of the Company and/or have similar business characteristics or compete with the Company for executive talent. We believe that the peer group data provides an understanding of specific pay levels and mix for named executive officers, as well as broader pay designs and practices for a specific group of companies. We also believe that this data provides a good basis for an external review of the relationship between pay and performance. To supplement peer group compensation data, our compensation consultant gathers and reviews information from surveys that are available from widely recognized experts in the compensation field; namely, Willis Towers Watson.

The Committee annually reviews and approves, in consultation with its compensation consultant, the base salaries of each executive officer in view of each individual’s annual performance review, Market Data and any related merit adjustment recommended by our CEO. Salary adjustments are generally made annually (“merit increase”) or in conjunction with a change in responsibility.

Generally, the Committee begins its consideration of the next year’s total compensation at its November meeting. During these meetings, matters such as changes in Market Data, plan philosophy and design, expected performance and historical performance are discussed. Final determinations of plan designs, annual incentive targets and long-term incentive compensation awards are made at the Committee’s February meeting, which is held in conjunction with a regularly scheduled Board meeting shortly after the public release of the prior year’s financial results. At that meeting, the Committee also is able to review prior year performance and the status of prior awards of long-term incentive compensation. The Committee has found that considering those matters at a February meeting allows the Committee to factor in both the prior year’s actual financial results and the current year’s operating plan. In some cases, financial goals for incentive plan awards may be finalized shortly after the February meeting, allowing the Committee to further consider items from that meeting. Occasionally, grants of long-term incentive compensation are made at other meetings in special cases such as promotions or new hires.

Stock options and other long-term incentives are generally awarded effective as of the Board or Committee meeting date (the “grant date”). Stock options have an exercise price equal to the closing price of Snap-on common stock as reported on the NYSE on the grant date.

Upon the request of the Committee, various Company personnel compile and organize information, arrange meetings and act as Company support for the Committee’s work. As discussed in further detail below, our CEO is also involved in making compensation recommendations for other executive officers, which are considered by the Committee; however, management (including the CEO) does not have any involvement in the determination of the CEO’s compensation.

Total Direct Compensation—Cash and Incentive

Three elements comprised the total direct cash and incentive compensation for Snap-on’s executive officers in fiscal 2018:

•	Base salary;

•	Annual incentives; and

•	Long-term incentive compensation.

Base Salary

We provide base salaries in order to attract and retain high quality individuals. The median of base salaries in the Market Data is generally used as a reference point to compare and assist in the establishment of our executive officers’ base salaries. Base salaries, however, are not mathematically derived from these medians because we believe that it is appropriate for the Committee to use its discretion in setting base salaries. As a result, there are variances from the median of the Market Data due to factors such as performance, individual experience, tenure in the position, prior salary and variations in the Market Data. The Committee reviews executive officers’ salaries, including those that are substantially above or below the median, and also considers a number of other factors such as job responsibilities and changes in job responsibilities, achievement of specified Company goals, retention, demonstrated leadership, performance potential and Company performance when determining base salary. While the factors that are considered in setting base salaries are neither weighted nor ranked in any particular way, it is expected that individuals would gradually move higher in salary ranges as their performance improves and as they gain experience with the Company and in their position.

The Committee regularly monitors and considers appropriate adjustments to the base salaries of those executives who fall significantly outside our compensation philosophy. In November 2017, after reviewing Market Data prepared by Semler Brossy and considering the factors discussed above, we determined that the base salaries of our executive officers, in aggregate, were modestly above Market median. The base salaries of our NEOs ranged from 6% below Market median to 20% above Market median. We inherently expect variances among executives, and the differences among current salary levels largely reflect specific intent and situations (e.g., internal equity or experience).

Mr. Pagliari was determined to be below Market median and Messrs. Pinchuk, Ward, Kassouf and Banerjee were determined to be above Market median. In consideration of the positioning against Market, base salary increases for the NEOs in 2018 ranged from 2.2% to 3.0%. The Board of Directors approved a base salary increase for Mr. Pinchuk of 2.5%, effective in August 2018. See the Summary Compensation Table below for the base salaries of the NEOs.

Annual Incentives

We provide annual cash incentives for our executive officers and approximately 1,000 other salaried employees under the 2011 Plan. Annual incentive compensation is intended to place a significant part of each executive officer’s total annual compensation at risk (i.e., pay-for-performance only). While base salaries are generally compared to Market median, as previously discussed, annual incentive targets are designed to generally fall within reasonable competitive boundaries, with stretch goals built into our incentive plans to achieve above the 50th percentile. However, as is the case with base salaries, the Committee exercises discretion and is not bound by the range provided by the Market Data. In aggregate, our fiscal 2018 annual incentive targets for our NEOs were at the 50th percentile of the Market.

The fiscal 2018 annual incentive targets for each of the NEOs are set forth in the following table:

Name	Target Bonus as a Percentage of Base Salary
Nicholas T. Pinchuk	125%
Aldo J. Pagliari	75%
Thomas J. Ward	75%
Thomas L. Kassouf	75%
Anup R. Banerjee	75%

The general plan design for all participants in the annual incentive plan, including the NEOs, provided for a 50% weighting on consolidated fiscal 2018 financial results, focused on operating income and return on net assets employed before interest and taxes (“RONAEBIT”), and a 50% weighting for personal strategic business goals, which included additional quantifiable measures where possible. These proportions reflect the Committee’s belief that annual incentives should drive shareholder value by focusing employees on the success of the overall Company and encouraging collective behavior, while still allowing for flexibility to meet changing business challenges. It is the philosophy of the Committee and management that to receive a payout on the consolidated financial results component of the annual incentive award, the Company needs to achieve a RONAEBIT at least equal to its weighted-average cost of capital (“WACC”) since the Committee and Board believe that a return greater than the Company’s WACC represents the threshold for enhancing value to shareholders.

Annual goals were set and approved by the Committee at its February 2018 meeting. Bonus awards earned during the year were paid in March 2019. See the table below for the weighting of the components of the fiscal 2018 annual incentive plan:

Component	Weighting
Consolidated financial results	50%
Personal strategic business goals	50%
Total	100%

Consolidated Financial Results Component

The Committee utilized operating income and RONAEBIT as the operating performance measures for the Company-wide portion of the fiscal 2018 annual incentive award. These measures were chosen because they are consistent with the Company’s growth goals and objectives. The Committee believes they are important factors in driving shareholder value, and these measures are regularly used to assess consolidated financial performance internally, as well as externally.

For each operating performance measure, the Committee set three different performance levels (in order of rank)—threshold, target and maximum. Participants could earn up to twice their target percentage for performance at the maximum level and 25% of their target percentage for performance at the threshold level. Payments were adjusted proportionately and interpolated for actual performance that fell between the threshold, target and maximum levels.

Under the relevant plans, the Committee has broad discretion in determining goals, results and payments, including modifying goals to reflect corporate developments, such as acquisitions, adjusting results or changing an individual’s goals. However, it only uses this discretion after setting goals when it believes it is appropriate to better reflect the intentions of these incentives and further the interests of the Company and its shareholders. The Committee also can consider unusual financial circumstances. During fiscal 2018, the Committee did not use its discretion to change corporate goals; however, based on 2018 financial performance, it did use its discretion to reduce the annual incentive amount awarded to one executive officer as compared to the amount calculated using the corporate goals. See “Total Direct Compensation—Cash and Incentive—Annual Incentives—Personal Strategic Business Goals Component” below for more detail.

Consolidated Financial Goals and Results

The fiscal 2018 goals and actual results for Company financial performance are set forth in the table below and are further explained in this section.

Company Goals	Threshold	Target	Maximum	Actual
Operating Income(1)	$670.9 million	$744.7 million	$838.6 million	$730.1 million
RONAEBIT(2)(3)	31.0%	36.0%	41.0%	33.6%
Incentive earned, as a percentage of the Target bonus amount:				78.1%

(1)	Operating income represents income from continuing operations, excluding financial services income and the effect of foreign currency translation.

(2)

RONAEBIT is calculated using a thirteen-month average and represents return on net assets employed before interest and taxes, excluding financial services and the effect of foreign currency translation. This methodology is consistent with that employed to calculate a company’s WACC.

(3)	As described below, there is no payout if the Company does not achieve its WACC.

In setting the fiscal 2018 operating income targets, the Committee considered the then-projected macroeconomic outlook, the annual operating plans approved by the Board and the performance of Snap-on as well as its peers. The threshold operating income metric was set at $670.9 million, essentially equal to the prior year’s result, as adjusted for currency fluctuations. The target operating income metric was set 11% over the threshold, and maximum was set 25% above the threshold. The Committee considered the target operating income metric a substantial improvement over the results achieved in fiscal 2017 and the maximum operating income metric the product of achieving exceptional stretch goals.

In setting the fiscal 2018 RONAEBIT goals, the Committee adhered to its philosophy that the Company should achieve at least its WACC for participants to receive any payout based on consolidated financial results. Therefore, it set a minimum trigger that if the Company’s pre-tax WACC was not achieved, the payout based on consolidated financial results would be zero. In setting the threshold, target and maximum levels of RONAEBIT, the Committee considered the prior year RONAEBIT, the annual plan approved by the Board, the Company’s growth strategies, as well as their impact on assets, and the projected macroeconomic outlook. Based on those considerations, the target level of RONAEBIT was set at 36.0%. The Committee believed that target RONAEBIT reflected reasonable achievement given the Company’s recent performance and its WACC. The threshold level was set five percentage points lower than “target,” a level that the Committee believed added shareholder value when coupled with substantial operating income improvement. The maximum level of RONAEBIT required a five percentage point increase beyond the target level and was considered a significant stretch.

A payment at the threshold level could be earned in one of three ways: (i) if the Company achieved the threshold level on both operating income and RONAEBIT; (ii) if operating income at 10% below the level realized in fiscal 2017 was achieved and RONAEBIT equaled the target level; or (iii) if RONAEBIT equaled the Company’s WACC and the Company achieved 5.5% above the “threshold” level operating income. Realizing at least a 25% threshold payment was considered minimally acceptable because it would require recognizable improvement in one of the measures while maintaining acceptable levels of performance on the other measure.

In February 2019, after comparing the Company’s consolidated financial results for fiscal 2018 to the consolidated financial performance goals, the Committee approved an award of 78.1% relative to the consolidated financial results component of the annual incentive plan. The Company achieved a RONAEBIT performance of 33.6%, between the threshold and target levels. Operating income improved when compared to fiscal 2017, which resulted in performance between the threshold and target levels as well.

Personal Strategic Business Goals Component

As previously discussed, 50% of each executive officer’s annual incentive is based on the achievement of personal strategic business goals. Inclusion of these personal strategic business goals is intended to incent a focus on specific objectives that are critical to the individual’s role at the Company. Our objective is to set goals under the plan that are quantitative and measurable where possible; however, certain personal strategic business goals are, by necessity, somewhat subjective in nature.

Achievement of personal strategic business goals ranges from zero to 200% of target. The fiscal 2018 personal strategic business goals for each of the NEOs and the weighting of each individual goal, as well as the Committee’s determinations related to overall performance with respect to the goals, are summarized as follows:

Mr. Pinchuk:

•

Continue to execute on the strategic roadmap for growth by: enhancing our van channel; driving the extension of our business in critical industries; expanding our position in repair shops; building the Company’s position in emerging markets; and pursuing an active acquisition strategy—40% weighting.

•	Achieve profit and performance targets at Snap-on Credit and execute strategic funding and investor relations strategies—20% weighting.

•	Strengthen the Snap-on management team—20% weighting.

•

Advance down the runways for improvement, including enterprise-wide engagement in the Snap-on Value Creation Processes in the areas of safety, quality, customer connection, innovation and RCI—20% weighting.

After review, the Committee approved a payout of 35% for Mr. Pinchuk’s personal strategic business goals.

Mr. Pagliari:

•	Continue to drive advancement down runways for growth and improvement by executing on the long-term financial, operating and acquisition strategies of Snap-on—45% weighting.

•	Strengthen the Snap-on Finance team and actively drive cooperation and collaboration between groups that contribute to profit improvements—30% weighting.

•	Achieve profit and performance targets at Snap-on Credit and execute strategic funding and investor relations strategies—25% weighting.

After review, the Committee approved a payout of 40% for Mr. Pagliari’s personal strategic business goals.

Mr. Ward:

•	Achieve the Repair Systems & Information Group’s (“RS&I”) business plan, which included year-over-year sales and profitability improvement—30% weighting.

•	Drive further development and engagement of the Snap-on Value Creation Processes, including the continuation of enterprise-wide customer connection—25% weighting.

•

Increase the Company’s innovation pipeline by expanding with repair shop owners and managers, together with the launch of several significant products, including those developed for emerging markets—25% weighting.

•	Actively drive cooperation and collaboration between groups that contribute to profit improvements for divisions outside Mr. Ward’s overall span of responsibility—20% weighting.

After review, the Committee approved a payout of 30% for Mr. Ward’s personal strategic business goals.

Mr. Kassouf:

•	Achieve the Snap-on Tools Group’s business plan, which included year-over-year sales and profitability improvements—30% weighting.

•	Actively drive cooperation and collaboration between groups that contribute to profit improvements for divisions outside Mr. Kassouf’s overall span of responsibility—20% weighting.

•	Achieve profit and performance targets at Snap-on Credit—20% weighting.

•	Maintain customer coverage through net van count stability, while amplifying franchisee capabilities and financial strength—20% weighting.

•	Further build upon the strength of the Snap-on Value Creation Processes, including the improvement of customer-focused product design and implementation capabilities—10% weighting.

After taking into consideration financial performance of the Snap-on Tools Group for fiscal 2018, the Committee used its discretion and reduced Mr. Kassouf’s total annual incentive award to $60,000.

Mr. Banerjee:

•	Actively promote cooperation and collaboration between functions, channels and operating divisions—30% weighting.

•

Utilize the Snap-on Leadership Development Process to enhance internal bench strength, further CEO succession planning and ensure that both strong capabilities and high-potential candidates are distributed across each strategic runway for growth and each primary geography—25% weighting.

•	Ensure competitive benefits are distributed throughout the organization and that regulatory developments in the benefits arena are implemented appropriately—25% weighting.

•	Continue to strengthen the Snap-on Value Creation culture across the organization, including safety, quality, customer connection, innovation and RCI—20% weighting.

After review, the Committee approved a payout of 40% for Mr. Banerjee’s personal strategic business goals.

Overall payments to the NEOs based on the achievement of consolidated financial results and personal strategic business goals, ranged from 14.8% to 59.1% of target. See the Summary Compensation Table below for payouts made to our NEOs under the Company’s annual incentive plan.

Long-term Incentive Compensation

We provide long-term incentive compensation to our executive officers and other key employees. The 2011 Plan allows the granting of stock options, SARs, performance shares, PSUs, restricted stock and RSUs (in addition to cash-based incentives, as previously discussed). We believe stock-based awards help align the financial interests of management with those of our shareholders since the ultimate value of stock-based awards is tied to the value of Snap-on’s stock.

Similar to annual incentive targets, long-term incentive targets are designed to generally fall within reasonable competitive boundaries, with stretch goals built into our incentive plans to achieve above the 50th percentile. However, as indicated above, we do not aim for any particular numerical equivalency and use our judgment to respond to specific circumstances. Additionally, the actual payouts of long-term incentives can vary significantly from target because of the potential variation in performance over the period measured (in the case of long-term performance-based awards) and because of changes in the market price of our stock (in the case of both stock options and stock-based awards). These types of awards recognize financial and personal performance over a longer period of time than base salary and annual incentives.

In fiscal 2018, our long-term incentive compensation grants for executive officers, as in past years, were comprised of stock options, PSUs and performance-based RSUs. However, in furtherance of the Company’s pay-for-performance philosophy and after reviewing practices in the Market, the Committee made changes to its equity award allocation formula for fiscal 2018 to place a greater emphasis on performance-based equity awards through increasing the portion of equity awards granted to our executive officers as PSUs and performance-based RSUs and decreasing the portion granted as stock options.

We emphasize performance-based vehicles because we believe they focus executive officers and key employees on financial performance that is more under their control and which the Committee believes drives shareholder value over the long term. We continued to provide a portion of long-term compensation in stock options with time-based vesting, which reward employees based upon the appreciation of the market value of our shares and, thus, directly mirror our investors’ experience. In consideration of the Company’s fiscal 2017 performance, which was below target for annual incentives and performance-based RSUs, grants of equity awards for our executive officers were generally reduced for fiscal 2018. The aggregate long-term incentive compensation level of our NEOs for fiscal 2018 was above Market median. As described below, stretch goals will need to be achieved to recognize the target value of the long-term incentive grants.

In granting long-term incentive awards, we take into account the following subjective and objective factors:

•	Each executive officer’s level of responsibility;

•	Each executive officer’s contributions to Snap-on’s financial results;

•	Retention considerations; and

•	The practices of companies in the Market.

The Committee believes that using Company stock for a significant portion of these awards provides executive officers with an additional potential equity stake in the Company and helps further align the interests of the executive officers with those of our shareholders.

Grants of long-term incentives are generally made at the Committee’s February meeting, which is held in conjunction with a regularly scheduled Board meeting and after the public release of the prior year’s financial results, although the final financial targets may be set after the February meeting, allowing the Committee to consider items from that meeting. Options have an exercise price equal to the closing price of Snap-on common stock as reported on the NYSE on the grant date and generally vest in three equal annual increments beginning on the first anniversary of the grant date. Occasionally, grants of long-term incentives are made at other meetings in special cases, such as promotions or new hires.

Prior to making a grant, the Committee considers the potential burn rate (awards granted as a percentage of fully diluted weighted-average common shares outstanding), the Company’s then-current share price and the volatility of that share price. When determining eligibility and granting awards, the Committee considers market practice, levels of responsibility and the individual’s contributions to the Company. In fiscal 2018, in order to develop the grant range guidelines for various personnel grades (including both executive officers and other participants), the Committee reviewed market conditions and practice, as well as the estimated value of each grant determined using the Black-Scholes valuation model.

See also the Grants of Plan-Based Awards Table for further information regarding long-term incentives awarded to each of the NEOs.

Stock Options

In February 2018, we granted stock options and SARs that vest over a three-year period to approximately 250 employees. The Committee considered the total recommended grant size for all participants and reviewed the specific recommendations made by Mr. Pinchuk for grants to the executive officers. After considering the recommendations as compared to outstanding shares and the expected burn rate, the Committee then made the final grant decisions related to the executive officers and also approved the total grant size for all other participants.

We granted our NEOs options to purchase 195,752 shares, consisting of individual grants ranging from options to purchase 22,489 to 92,288 shares. In the aggregate, the number of options granted to executive officers was between the target and the maximum of the guidelines. The Committee approved the amounts awarded to each NEO based on their contributions and individual performance. We estimated that the total February 2018 stock option and stock-settled SAR grants would result in a 1.0% burn rate, which fell within the guidelines established by the Committee and near the 50th percentile of our peer group.

Long-term Performance-Based Share Units

In February 2018, the Committee made grants to 50 key employees of PSUs that vest depending upon the achievement of operating performance measures over a three-year period. Each PSU is equivalent to one share of our common stock. The Committee believes that the use of these measures serves to focus executive officers and key employees on Company operating and financial performance that the Committee believes drives shareholder value over the long term. In addition, the Committee believes that providing for the payout of these awards in shares rather than cash further aligns the interests of management with those of our shareholders.

Similar to the process discussed above related to the granting of options, the Committee made the final long-term performance plan grant decisions for executive officers and approved the total recommended grant size for other participants. In fiscal 2018, we granted our NEOs 22,726 PSUs. Individual grants to the NEOs ranged from 2,611 to 10,714 units. In aggregate, the number of PSUs granted to executive officers was between the target and maximum of the guidelines.

Vesting of the PSUs awarded in fiscal 2018 will depend on cumulative performance relative to revenue growth and RONAEBIT goals set for fiscal years 2018 thru 2020. These two measures have been consistently used for our prior long-term plans. We use these measures because they are consistent with the Company’s growth goals and objectives to increase returns to shareholders. We regularly use RONAEBIT as a measure of return to evaluate performance. As previously noted, the methodology used to calculate RONAEBIT is consistent with that used to calculate the Company’s WACC. The table below provides examples of vesting at the performance levels under these plans:

Performance Level	Amount of PSUs Vesting
Threshold (see below for discussion)	25%
Target (for both performance measures)	100%
Maximum (for both performance measures)	200%

We intend that payments at the target level for PSUs and RSUs (which are discussed below), combined with the value of stock options, would provide total long-term compensation within reasonable competitive boundaries of Market Data. In setting the levels of performance required to earn various percentages of long-term PSUs, the Committee considered current levels of RONAEBIT and sales, the current year’s plan, the Company’s WACC, industry and Gross Domestic Product (“GDP”) growth rates, and past performance. In addition, the Committee considered longer range strategic plans establishing expectations for improved performance over the three-year performance period.

In order to achieve target levels of performance on the matrix, revenue for the fiscal 2018 to 2020 period would need to improve from recent performance and RONAEBIT would need to significantly exceed the Company’s WACC. Target level revenue growth was set at the fiscal 2017 revenue level, plus the projected average GDP growth rate plus 3% annually, which was considered reasonably challenging given the prevailing economic and industry environment. Target RONAEBIT was set at a level 67% greater than the Company’s WACC, which the Committee believes would result in significant enhancement of shareholder value.

The maximum level of revenue growth was set at the fiscal 2017 revenue level, plus the projected average GDP growth rate plus 6% annually. This was considered an exceptional stretch over target. The maximum RONAEBIT metric was also set at a level that was considered an exceptional stretch because, assuming a consistent net asset base, it would require an additional $300 million, or 56%, in annual operating income above target over the three-year performance period.

The threshold level of revenue growth was set at the fiscal 2017 revenue level, plus the projected average GDP growth rate. The threshold RONAEBIT metric was set 33% above the Company’s WACC. This was considered acceptable given that the Committee believes that any return over the Company’s WACC would add shareholder value. A threshold level of payment could be earned by achieving the threshold on both the revenue growth and RONAEBIT metrics. It could also be earned in one of two other ways. If revenues remain at fiscal 2017 levels, RONAEBIT would need to grow to the target level. Alternatively, if RONAEBIT met the Company’s WACC, revenues would need to achieve the target level. Realizing at least a 25% threshold payment was considered minimally acceptable because it would require recognizable improvement in one of the measures while maintaining at least current levels, or modest increases, on the other measure.

As part of the long-term performance plans, the Committee considers any acquisitions and divestitures or other significant changes in business practices that occur during the performance period and makes what it considers appropriate adjustments to performance measures to reflect the financial effects of these events on those measures. In addition to the Committee’s considerations, the PSU award agreements provide a specific formula related to incorporating acquisitions. In accordance with such formula, PSU performance measures for the 2016 to 2018 plan were adjusted to reflect the 2016 acquisitions of Car-O-Liner Holding AB and Ryeson Corporation (d/b/a Sturtevant Richmont), the 2016 to 2018 and 2017 to 2019 plans were adjusted to reflect the 2017 acquisitions of BTC Global Limited, Norbar Torque Tools Holdings Limited and Torque Control Specialists Pty Ltd. There were no adjustments to the 2018 to 2020 plan.

In February 2019, the Committee approved the outcome of the PSUs granted in fiscal 2016 based on financial performance during fiscal 2016 thru 2018. The metrics for those awards and actual performance are set forth in the table below:

Criteria	Threshold	Target	Maximum	Actual
Sales(1)	$3,816 million	$4,154 million	$4,510 million	$3,741 million
RONAEBIT(2)(3)	19.0%	23.5%	32.7%	34.8%
PSUs earned, as a percentage of the Target:				86.9%

(1)	Sales represents fiscal 2018 Net Sales.

(2)

RONAEBIT is a three-year average for fiscal 2016, 2017 and 2018 calculated as a fraction expressed as a percentage where (i) the numerator is operating income from continuing operations, excluding financial services income, and (ii) the denominator is average net assets employed before interest and taxes, excluding financial services.

(3)	As described above, there is no payout if the Company does not achieve its WACC.

Actual performance during the period on these metrics was a RONAEBIT of 34.8% and revenues of $3,741 million; as a result, performance-based share units were earned at 86.9% based on financial performance during the fiscal 2016 to 2018 plan period.

In February 2019, the Committee also had discussions relating to targets for the fiscal 2019 to 2021 plan. The Committee continued the same approach as used in fiscal 2018 and the same general financial metrics for these future goals. The Committee believes that the current structure and metrics continue to incent management appropriately and thereby enhance shareholder value.

Performance-Based Restricted Stock Units

The Committee also grants performance-based units, designated as RSUs, that have a one-year performance period based on operating income and RONAEBIT performance reflected in the consolidated financial results component of the Company’s annual incentive plan and an additional two-year cliff vesting schedule. The Committee’s intent in continuing to grant these awards is to emphasize the importance of the first year’s results in setting the future trajectory of the Company, while also adding an important retention element for our executive officers. The Committee believes the RSU program is appropriate because it combines the benefits of time-based awards while also incorporating the value of focused, performance-based considerations.

Consistent with the granting of options, SARs and PSUs discussed above, the Committee made the final RSU grant decisions for executive officers and approved the total recommended grant size for other participants. In fiscal 2018, we granted our NEOs 22,722 RSUs. Individual grants to the NEOs ranged from 2,610 to 10,713 RSUs. In the aggregate, the number of RSUs granted to executive officers was between the target and maximum of the guidelines, again reflecting the factors discussed above.

Based on the Company’s performance on the financial metrics (operating income and RONAEBIT), reported above in “Total Direct Compensation—Cash and Incentive—Annual Incentives—Consolidated Financial Results Component,” executive officers earned approximately 78.1% of the RSUs granted. The RSUs earned will vest at the end of fiscal 2020, assuming continued employment, and will be paid out shortly thereafter.

Stock Ownership Guidelines

The Company’s stock ownership guidelines for its top executives are based on a multiple of base salary using a six-month average stock price to value the holdings. Stock ownership includes shares held outright or through plans, RSUs that have been earned (but have yet to vest) and the “in the money” value of vested stock options, net of an assumed 40% tax rate. The ownership multiples range from one to six times, based on an executive’s salary grade and level of responsibility. Executives are expected to reach the stock ownership guidelines within a five-year time frame. The Committee has the authority to pay up to 50% of the annual incentive payout in restricted stock if it is determined that an executive is not making reasonable progress towards reaching the guidelines. The Committee reviews progress toward ownership guidelines annually at its August meeting. In August 2018, based on our six-month average stock price, eight of our nine executive officers, including Mr. Pinchuk, had met their stock ownership guidelines, and our other executive officer, who was promoted in fiscal 2017, is on target to meet the stock ownership guidelines in the required time frame.

Clawback Policy

The Company’s Clawback Policy covers all elements of its incentive compensation program. Pursuant to the policy, the Company has the right to clawback, or recoup, an incentive award (in whole or in part), including annual and long-term incentives, received by an employee in the event that the employee benefited from an incentive award and it is later discovered that: (i) a financial statement error resulted in a restatement or an inaccurate operating metric measurement resulted in an inappropriate incentive award; (ii) the employee engaged in misconduct that caused the financial restatement or inaccurate operating metric measurement; and (iii) a lower payment would have been made to the employee based on the restated financial result/operating metric. The Committee also has the right to recoup any such incentive compensation (in whole or in part) from the Company’s top 24 executives. The Committee has the sole discretion to determine whether an employee’s conduct has or has not met any particular standard of conduct under law or Company policy. The Committee may, in determining appropriate remedial action, take into account penalties or punishments imposed by third parties, such as law enforcement agencies, regulators or other authorities. The Committee’s ability to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, any remedies or sanctions imposed by such authorities or any other third-party actions.

Retirement and Deferred Benefits

The Company maintains two types of retirement plans covering its executive officers, a defined benefit pension program and a defined contribution program where eligible employees and executives may receive matching contributions. Benefits are provided through both “qualified” and “non-qualified” plans; the non-qualified plans are designed to “restore” the benefit levels that may be limited by Internal Revenue Service (“IRS”) regulations. The Company also maintains a deferred compensation plan that functions as a defined contribution plan.

	Defined Benefit Program		Defined Contribution Program
	Snap-on Incorporated Retirement Plan (“Pension Plan”)	Snap-on Incorporated Supplemental Retirement Plan for Officers (“Supplemental Plan”)	Snap-on Incorporated 401(k) Savings Plan (“401(k) Plan”)	Snap-on Incorporated Deferred Compensation Plan (“Deferred Compensation Plan”)
Plan Type:	Defined Benefit Pension	Defined Benefit Pension	401(k) Defined Contribution	Deferred Compensation
IRS Tax- Qualified:	Yes	No	Yes	No
Employee Contributions:	No	No	Yes	Yes
Company Contributions:	Yes	Yes	Matching	Matching
When paid:	At termination or retirement	At termination or retirement	As elected by the participant	As elected by the participant

The Defined Benefit Program includes the Snap-on Incorporated Retirement Plan (the “Pension Plan”) and the Snap-on Incorporated Supplemental Retirement Plan for Officers (the “Supplemental Plan”). The Pension Plan is a defined benefit retirement plan that covers substantially all U.S. salaried employees, with minimum service requirements. (The Company maintains separate retirement arrangements for hourly employees.) The Pension Plan is a “qualified” retirement plan under the Internal Revenue Code (the “Code”) and is, therefore, subject to the Code’s limits on covered compensation and benefits payable. The NEOs also participate in the Supplemental Plan, which is a non-qualified excess benefit and supplemental retirement plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Pension Plan serves as a general benefit for salaried employees. The Pension Plan includes an account-based formula and a final average pay times years of service formula. Precise benefits also depend upon the payment alternative chosen by the participant. The Supplemental Plan, commonly referred to as a supplemental executive retirement plan or “SERP,” covers approximately 90 active and former executives, including the NEOs. The Supplemental Plan has a final average pay formula and an account-based formula, both of which are based on the final average pay and account-based formulas in the Pension Plan.

The Defined Contribution Program includes the Snap-on Incorporated 401(k) Savings Plan (the “401(k) Plan”), and the Snap-on Incorporated Deferred Compensation Plan (the “Deferred Compensation Plan”). Depending upon the Pension Plan formula applicable to the participant (account-based or final average pay times years of service), the Company matches a portion of employee contributions to the 401(k) Plan. The Deferred Compensation Plan is primarily intended to allow eligible participants to defer base salary and incentive compensation; however, the Company may also make matching contributions, including those to restore 401(k) Plan matching contributions limited by IRS regulations. Some participants may use this plan for retirement savings or to defer base salary or incentive compensation.

Focusing on retention considerations and reflecting our belief that these benefits should be earned over time, employees step-vest in the Company’s 401(k) Plan match over a period of four years, and an employee must have three years of continuous employment before becoming vested in account-based benefits under the Defined Benefit Program.

The Committee believes it is appropriate to maintain all four of these plans, taken together, to provide adequate retirement benefits that are comparable to the competitive market and are an additional incentive for the participants to provide for their own retirement.

Other Benefits

Our executive officers receive additional benefits also available to other salaried employees. For example, we provide executive officers and other U.S. salaried employees with health insurance (where the employee pays a portion of the premium), vacation pay and sick pay. The Company does not provide its executive officers with automobiles or club memberships, nor does it reimburse “social expenses,” except to the extent that they are specifically, directly and exclusively used to conduct Company business. There are no other perquisites or similar benefits for executive officers that are inconsistent with those of other salaried employees. Perquisites were compared against our peers, and we found our policy to be conservative relative to the market.

Change of Control and Other Employment-related Agreements

Snap-on does not generally enter into employment-related agreements, including with its executive officers. Although the Committee believes that it is appropriate to have change of control agreements in place, as described below, it believes that the Company is better served by maintaining the ability to continuously evaluate the performance of its executive officers without the constraints of specific employment agreements. Snap-on occasionally enters into severance or other agreements with individuals that the Company hires from outside in order to provide for severance or retirement benefits in recognition of foregone opportunities at such individual’s prior employer; however, Snap-on does not currently have any such agreements covering its executive officers.

The Company maintains change of control agreements with all of its current NEOs, as well as selected other key personnel. In the event of a transaction involving a change of control of the Company, senior executives and key personnel would typically face a great deal of pressure, including uncertainty concerning their own future. Such arrangements help assure their full attention and cooperation in the negotiation process.

The Committee periodically reviews the change of control agreements and believes that the Company’s agreements are conservative compared to the Market as evidenced by: the “double trigger” element of the agreements, which narrows the circumstances in which payments might be made; two times multiples for severance and other benefits; a provision for the continuation of health, disability, life and other insurance benefits, pension credit and 401(k) Plan matching for two years; and the lack of a tax gross-up feature. As noted above, in fiscal 2017, in order to better align payments under the change of control agreements with best practices, the Committee changed the bonus factored into calculations of payments in the case of a change of control from target bonus to a three-year average of prior bonus payments. The change of control agreements allow for a reduction in payments so as to avoid adverse excise tax consequences to the executive officer.

See “Potential Payments on Change of Control and Other Employment-related Agreements” below for further information about these agreements.

Tax Aspects of Executive Compensation

Historically, Section 162(m) of the Code generally limited the corporate tax deduction for compensation paid to certain executive officers that was not “performance based” to $1 million. The Tax Act repealed the exemption to Section 162(m)’s deduction limit for performance-based compensation for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million is not deductible unless it qualifies for transition relief applicable to certain grandfathered arrangements that were in place as of November 2, 2017. As a general matter, in making previous compensation decisions, we structured most compensation so that it does not adversely impact Snap-on’s tax deduction. We believe that substantially all compensation paid in fiscal 2018 under grandfathered arrangements will be tax deductible. When making changes to the Company’s compensation program in the future, we will continue to consider any related tax implications.

Other provisions of the Code also can affect the decisions that we make. Under Section 280G of the Code, a 20% excise tax is imposed upon executive officers who receive “excess” payments upon a change of control of a public corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times annual compensation, determined by a five-year average. A company also loses its tax deduction for “excess” payments. There are no gross-up features in our change of control agreements.

In addition, the Code was amended to provide a surtax under Section 409A of the Code with respect to various features of deferred compensation arrangements of publicly-held corporations, mostly for compensation deferred on or after January 1, 2005. Our Defined Contribution and Defined Benefit Programs and employment agreements are designed to help ensure that there are no adverse effects on the Company or executive officers as a result of these Code amendments. We do not expect these changes to have a material tax or financial consequence on the Company.

Compensation Committee Report

The duties and responsibilities of the Organization and Executive Compensation Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) are set forth in a written charter adopted by the Board and can be found on the Company’s website at www.snapon.com. The Compensation Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

As part of the exercise of its duties, the Compensation Committee has reviewed and discussed the above “Compensation Discussion and Analysis” contained in this Proxy Statement with management. Based upon that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s 2018 Annual Report on Form 10-K and included in this Proxy Statement.

Gregg M. Sherrill, Chair

James P. Holden

Donald J. Stebbins

Executive Compensation Information

Table 3: Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Nicholas T. Pinchuk	2018	$1,126,219	—	$3,453,604	$3,003,052	$796,145	$255,716	$261,622	$8,896,358
Chairman, President and Chief Executive Officer	2017	1,098,750	—	3,231,111	4,515,750	499,275	357,921	327,826	10,030,633
	2016	1,071,951	—	2,815,536	3,315,600	1,683,020	351,453	368,642	9,606,202
Aldo J. Pagliari	2018	521,697	—	974,817	847,732	230,709	93,292	77,612	2,745,859
Senior Vice President–Finance and Chief Financial Officer(6)	2017	505,715	—	881,289	1,204,200	166,333	111,054	93,736	2,962,327
	2016	488,082	—	746,466	859,600	475,000	100,696	98,390	2,768,234
Thomas J. Ward	2018	592,558	—	1,072,008	932,141	240,234	—	71,727	2,908,668
Senior Vice President and President–Repair Systems & Information Group	2017	575,229	—	1,076,981	1,404,900	189,222	885,327	83,464	4,215,123
	2016	556,745	—	938,466	1,031,520	500,000	660,299	98,541	3,785,571
Thomas L. Kassouf	2018	539,436	—	983,359	855,054	60,000	92,371	78,080	2,608,300
Senior Vice President and President–Snap-on Tools Group(7)	2017	526,684	—	930,212	1,304,550	74,477	133,839	98,966	3,068,728
	2016	508,512	—	789,256	933,280	505,000	109,635	108,259	2,953,942
Anup R. Banerjee	2018	449,003	—	841,521	731,792	198,864	82,652	48,508	2,352,340
Senior Vice President–Human Resources and Chief Development Officer(6)	2017	436,824	—	636,506	936,600	143,671	103,198	50,339	2,307,138
	2016	424,101	—	511,954	614,000	400,000	91,976	52,285	2,094,316

(1)

The “Bonus” column includes only discretionary bonus payments apart from our annual incentive plan. Payments under the annual incentive plan, including payments for achieving personal goals, are set forth in the “Non-Equity Incentive Plan Compensation” column. Since our executive officers’ goals are specific and the officers’ performance against them is measured, we believe that payments under the annual incentive plan that relate to the achievement of personal strategic business goals are properly reflected in the “Non-Equity Incentive Plan Compensation” column.

(2)

Represents the grant date fair value computed in accordance with ASC 718 of performance-based unit grants (“Stock Awards” column) and option awards (“Option Awards” column) under the 2011 Plan in each year presented. See the Grants of Plan-Based Awards table and “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation” for further discussion regarding the awards granted in fiscal 2018, and the Outstanding Equity Awards at Fiscal Year-End table regarding all outstanding awards. ASC 718 requires us to recognize compensation expense for stock options and other stock-related awards granted to our employees based on the estimated fair value of the equity instrument at the time of grant. The assumptions used to determine the valuation of the awards are discussed in Note 14 to our Consolidated Financial Statements.

The actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market price of our common stock over the exercise price on the date the option is exercised, which cannot be forecasted with reasonable accuracy. The ultimate value of performance-based share units (“PSUs”) and performance-based restricted stock units (“RSUs”) will depend upon the number of units that vest and the market price of our common stock at vesting. PSUs and RSUs vest based upon actual performance as compared to pre-defined goals for revenue growth or operating income and RONAEBIT. PSUs have a three-year performance period and RSUs have a one-year performance period followed by a two-year cliff vesting schedule. In all years presented in the Summary Compensation Table above, the named executive officers (the

“NEOs”) could earn up to two times the value listed in the “Stock Awards” column for performance at maximum.

As a result of the Company’s performance, approximately 86.9% of the fiscal 2016-2018 PSUs were earned, as discussed above in “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Long-term Performance-Based Share Units.”

Based on the Company’s performance in fiscal 2018, approximately 78.1% of the RSUs granted in 2018 were earned by each NEO. These RSUs will vest at the end of fiscal 2020, assuming continued employment, and will be paid out shortly thereafter. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Performance-Based Restricted Stock Units” for more information.

Based on the Company’s performance in fiscal 2017, approximately 37.7% of the RSUs granted in 2017 were earned by each NEO. These RSUs will vest at the end of fiscal 2019, assuming continued employment, and will be paid out shortly thereafter.

Based on the Company’s performance in fiscal 2016, approximately 116.2% of the RSUs granted in 2016 were earned by each NEO. These RSUs vested at the end of fiscal 2018 and were paid out shortly thereafter.

(3)

Amounts shown represent the annual incentive earned under the 2011 Plan. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Annual Incentives” for further discussion regarding the awards.

(4)

Represents the increase in the actuarial present value of pension benefits between fiscal year-end 2018 and 2017, 2017 and 2016, and 2016 and 2015. For Mr. Ward, the actuarial present value of pension benefits decreased between fiscal year-end 2018 and 2017. Since the change in the actuarial present value of benefits was negative ($474,263), in accordance with SEC rules and related guidance, the amount reported above for 2018 for Mr. Ward is zero. See the Pension Benefits and Non-qualified Deferred Compensation tables below for further discussion regarding our Pension and Deferred Compensation Plans.

(5)

The amounts listed under the column entitled “All Other Compensation” in the Summary Compensation Table above include Company contributions to the 401(k) Plan, Deferred Compensation Plan and life insurance, as well as dividend equivalents on vested PSUs and vested RSUs in the year earned, to the extent not reflected in the grant date fair value calculation. The amounts included in the “All Other Compensation” column are listed in the following table:

Name	Year	Company Matching Contributions to 401(k) Plan ($)	Company Matching Contributions to Deferred Compensation Plan ($)	Value of Life Insurance Premiums Paid by the Company ($)	Dividend Equivalents on Vested Stock Awards ($)	Total ($)
Pinchuk	2018	$8,250	$40,515	$600	$212,257	$261,622
	2017	8,100	75,353	600	243,773	327,826
	2016	7,950	77,516	881	282,295	368,642
Pagliari	2018	8,250	12,391	1,500	55,471	77,612
	2017	8,100	21,322	1,500	62,814	93,736
	2016	7,950	20,733	1,464	68,243	98,390
Ward	2018	—	—	975	70,752	71,727
	2017	—	—	1,063	82,401	83,464
	2016	—	—	1,500	97,041	98,541
Kassouf	2018	8,250	10,167	975	58,688	78,080
	2017	8,100	22,851	1,456	66,559	98,966
	2016	7,950	22,755	1,500	76,054	108,259
Banerjee	2018	8,250	9,530	876	29,852	48,508
	2017	8,100	17,005	852	24,382	50,339
	2016	7,950	14,823	827	28,685	52,285

(6)

The Company sponsors a non-qualified Deferred Compensation Plan to which participants may defer all or a portion of each of their base salary, stock awards or non-equity incentive plan compensation. See the further discussions in “Compensation Discussion and Analysis—Retirement and Deferred Benefits” and under “Non-qualified Deferred Compensation” below. Of the amounts included in the table above, Mr. Pagliari deferred $41,583, $118,750 and $117,000 of non-equity incentive plan compensation in fiscal 2018, 2017 and 2016, respectively, and $52,170, $50,572 and $48,808 of base salary in fiscal 2018, 2017 and 2016, respectively, and Mr. Banerjee deferred $360,436 and $779,172 related to stock awards upon vesting in fiscal 2017 and fiscal 2016, respectively.

(7)	Mr. Kassouf retired from the Company on February 28, 2019.

Table 4: Grants of Plan-Based Awards 2018

Name	Grant Date	Plan Name*	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
			—	—	—	2,679	10,714	21,428	(1)	—		—	$1,726,883
Pinchuk	2/15/18	Long-term awards	—	—	—	2,678	10,713	21,426	(2)	—		—	1,726,721
			—	—	—	—	—	—		92,288	(3)	$161.18	3,003,052
	2/15/18	Annual incentive(4)	$351,965	$1,407,861	$2,815,722	—	—	—		—		—	—
			—	—	—	756	3,024	6,048	(1)	—		—	487,408
Pagliari	2/15/18	Long-term awards	—	—	—	756	3,024	6,048	(2)	—		—	487,408
			—	—	—	—	—	—		26,052	(3)	161.18	847,732
	2/15/18	Annual incentive(4)	97,676	390,702	781,404	—	—	—		—		—	—
			—	—	—	832	3,326	6,652	(1)	—		—	536,085
Ward	2/15/18	Long-term awards	—	—	—	831	3,325	6,650	(2)	—		—	535,924
			—	—	—	—	—	—		28,646	(3)	161.18	932,141
	2/15/18	Annual incentive(4)	111,117	444,466	888,932	—	—	—		—		—	—
			—	—	—	763	3,051	6,102	(1)	—		—	491,760
Kassouf	2/15/18	Long-term awards	—	—	—	763	3,050	6,100	(2)	—		—	491,599
			—	—	—	—	—	—		26,277	(3)	161.18	855,054
	2/15/18	Annual incentive(4)	101,152	404,609	809,218	—	—	—		—		—	—
			—	—	—	653	2,611	5,222	(1)	—		—	420,841
Banerjee	2/15/18	Long-term awards	—	—	—	653	2,610	5,220	(2)	—		—	420,680
			—	—	—	—	—	—		22,489	(3)	161.18	731,792
	2/15/18	Annual incentive(4)	84,193	336,773	673,546	—	—	—		—		—	—

*	All awards were made pursuant to the 2011 Plan.

(1)

The awards relate to grants of PSUs with a three-year performance period. The related grant date fair value of these awards in fiscal 2018 is also included in the “Stock Awards” column of the Summary Compensation Table. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Long-term Performance-Based Share Units” for further discussion regarding the awards.

(2)

Consists of performance-based RSUs awarded in fiscal 2018 under the 2011 Plan. Vesting of the RSUs is dependent upon the achievement of consolidated financial metrics (operating income and RONAEBIT) over a one-year performance period, as well as continued employment during the subsequent two-year service period. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Performance-Based Restricted Stock Units” for more information.

(3)

The options were granted at the regularly scheduled February 15, 2018 meeting of the Organization and Executive Compensation Committee (the “Compensation Committee” or the “Committee”) and have an exercise price equal to the closing price of Snap-on stock as reported on the NYSE on the date of grant ($161.18). The options vest in three annual increments beginning on the first anniversary of the grant date. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Stock Options” for further information regarding the awards.

(4)

Amounts represent the annual incentive opportunity available under the 2011 Plan. The annual incentive actually paid to each of the NEOs is set forth above in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Annual Incentives” for further discussion regarding the awards. Payouts are dependent on performance as compared to pre-defined goals. The targets relate to quantifiable consolidated Company financial performance—operating income and return on net assets. In addition, a portion of the annual incentive is based on the attainment of personal strategic business goals.

Payments related to the total Company financial measures can increase from 25% of the target amount if a threshold level of performance has been reached to 200% of the target amount if a maximum level of performance has been achieved, and are adjusted proportionately and interpolated between performance levels. Achievement of the personal strategic business goals can range from zero percent to the maximum based on personal attainment of those goals.

(5)	For stock awards and options, this amount represents the grant date fair value calculated in accordance with ASC 718. See also Note 14 to our Consolidated Financial Statements.

The Company sponsors a Non-qualified Deferred Compensation Plan to which participants may defer all or a portion of each of their base salary, non-equity incentive plan compensation and/or stock awards.

Table 5:	Outstanding Equity Awards at Fiscal Year-End December 29, 2018

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(1)	Option Expiration Date(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Pinchuk	120,000		$41.01	2/10/2020
	125,000		58.94	2/9/2021
	125,000		60.00	2/8/2022
	130,000		79.04	2/13/2023
	130,000		109.43	2/13/2024
	130,000		144.69	2/12/2025
	90,000	45,000	138.03	2/11/2026
	45,000	90,000	168.70	2/9/2027
		92,288	161.18	2/15/2028
					8,863	(3)	$1,278,488
					9,577	(3)	1,381,482
					10,714	(3)	1,545,495
					3,610	(4)	520,743
					8,367	(5)	1,206,940
Pagliari	6,480		41.01	2/10/2020
	20,000		58.94	2/9/2021
	27,000		60.00	2/8/2022
	30,000		79.04	2/13/2023
	33,000		109.43	2/13/2024
	34,000		144.69	2/12/2025
	23,333	11,667	138.03	2/11/2026
	12,000	24,000	168.70	2/9/2027
		26,052	161.18	2/15/2028
					2,350	(3)	338,988
					2,612	(3)	376,781
					3,024	(3)	436,212
					985	(4)	142,086
					2,362	(5)	340,719
Ward	42,000		109.43	2/13/2024
	42,000		144.69	2/12/2025
	28,000	14,000	138.03	2/11/2026
	14,000	28,000	168.70	2/9/2027
		28,646	161.18	2/15/2028
					2,955	(3)	426,259
					3,192	(3)	460,446
					3,326	(3)	479,776
					1,203	(4)	173,533
					2,597	(5)	374,617
Kassouf	36,000		109.43	2/13/2024
	37,000		144.69	2/12/2025
	25,333	12,667	138.03	2/11/2026
	13,000	26,000	168.70	2/9/2027
		26,277	161.18	2/15/2028
					2,484	(3)	358,317
					2,757	(3)	397,697
					3,051	(3)	440,107
					1,039	(4)	149,876
					2,382	(5)	343,604
Banerjee	13,500		144.69	2/12/2025
	667	8,333	138.03	2/11/2026
	9,334	18,666	168.70	2/9/2027
		22,489	161.18	2/15/2028
					1,612	(3)	232,531
					1,887	(3)	272,200
					2,611	(3)	376,637
					711	(4)	102,562
					2,038	(5)	293,982

(1)

Option awards granted under the 2011 Plan or the predecessor plan. All options have an exercise price equal to the value of our common stock on the grant date, vest in three annual increments beginning on the first anniversary following grant and expire 10 years from the relevant grant date.

(2)	Based on the $144.25 per share closing price of our common stock on December 28, 2018, the last trading day of fiscal 2018.

(3)

Consists of PSUs awarded in fiscal years 2016, 2017 and 2018 under the 2011 Plan. Vesting of the PSUs is dependent upon cumulative performance relative to revenue growth and RONAEBIT over the relevant three-year performance period. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Long-term Performance-Based Share Units” for additional information regarding awards.

On February 14, 2019, the Committee and the Board reviewed actual performance during the three-year performance period that concluded at the end of fiscal 2018 and approved a vesting percentage of 86.9% for the PSUs granted in fiscal 2016; the amounts reported in the table above reflect this performance.

As of the end of fiscal 2018, performance for the PSUs granted in fiscal 2017 was between the threshold and target levels; therefore, the value of the award is shown at the target grant number. Actual performance will be reviewed by the Committee and the Board of Directors at their February 2020 meetings.

As of the end of fiscal 2018, performance for the PSUs granted in fiscal 2018 was between the threshold and target levels; therefore, the value of the award is shown at the target grant number. Actual performance will be reviewed by the Committee and the Board of Directors at their February 2021 meetings.

(4)

Consists of performance-based RSUs awarded in fiscal 2017 under the 2011 Plan, and earned based on Company performance on the consolidated financial metrics set in its annual incentive plan, operating income and return on net assets, during that fiscal year. The number reported above represents approximately 37.7% of the RSUs originally granted. These RSUs will vest at the end of fiscal 2019, assuming continued employment, and will be paid out shortly thereafter.

(5)

Consists of performance-based RSUs awarded in fiscal 2018 under the 2011 Plan. Vesting of the RSUs is dependent upon the achievement of the consolidated financial metrics set in the Company’s annual incentive plan—operating income and return on net assets—over the one-year performance period, as well as continued employment during the two-year service period. See “Compensation Discussion and Analysis—Total Direct Compensation—Cash and Incentive—Long-term Incentive Compensation—Performance-Based Restricted Stock Units” for more information. On February 14, 2019, the Compensation Committee and Board of Directors reviewed the Company’s actual performance and determined that approximately 78.1% of the RSUs originally granted were earned; the amounts reported in the table above reflect this performance. These RSUs will vest at the end of fiscal 2020, assuming continued employment, and will be paid out shortly thereafter.

Table 6:	Option Exercises and Stock Vested 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
Pinchuk	120,000	$15,178,851	25,737	$3,947,652
Pagliari	6,480	960,346	6,719	1,029,774
Ward	42,000	3,121,570	8,579	1,315,890
Kassouf	96,000	9,001,799	7,109	1,089,587
Banerjee	35,500	1,961,170	3,543	534,594

(1)

Based on the difference between the exercise price and the sale price on the date of exercise with the exception of shares that were held upon the exercise of options; in such case, the value realized on exercise is based on the difference between the exercise price and the average of the high and low trading prices of our stock on the NYSE on the date of exercise.

(2)

The 2015 long-term incentive program had a three-year performance period that concluded at the end of fiscal 2017. On February 15, 2018, the Compensation Committee and Board of Directors reviewed actual performance during fiscal 2015-2017 and determined that approximately 109.7% of the PSUs were earned and vested for each executive officer. The value realized on vesting for this award was based on the closing price of our stock on the NYSE on February 15, 2018, the vesting date.

The performance-based RSUs awarded in fiscal 2016 vested on December 29, 2018. The value realized on vesting for this award was based on the closing price of our stock on the NYSE on December 28, 2018, the last trading day of fiscal 2018.

Defined Benefit Plans

Snap-on Incorporated Retirement Plan

The Snap-on Incorporated Retirement Plan (the “Pension Plan”) is a defined benefit retirement plan that covers substantially all U.S. salaried employees, with minimum service requirements. The Pension Plan is a “qualified” retirement plan under the Internal Revenue Code (the “Code”) and is therefore subject to the Code’s limits on eligible compensation and benefits payable. Benefits are determined using either final average earnings and years of credited service or an account-based formula. We do not make any specific contributions for the NEOs. All salaried employees hired since 2001 participate under the account-based formula in the Pension Plan. The table below shows the number of years of credited service, the present value of accumulated benefits and the payments made during the last fiscal year under the Pension Plan and Snap-on Incorporated Supplemental Retirement Plan for Officers (the “Supplemental Plan”). See below for a discussion of the Supplemental Plan. The assumptions used to determine the present value of the accumulated benefit are discussed in Note 12 to our Consolidated Financial Statements.

There are not any provisions in the plans providing for the granting of additional years of credited service beyond an employee’s working career, including the NEOs. There are provisions in the change of control agreements, which are described below, that indicate that two additional years of service may be granted for covered executives.

Supplemental Retirement Plan

Approximately 90 active and former executives, including the NEOs, participate in the Supplemental Plan. The Supplemental Plan is a non-qualified excess benefit and supplemental retirement plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); it provides benefits that would be payable to participants under the Pension Plan except for the limitations provided for qualified plans under the Code. The Supplemental Plan has a final average pay formula and an account-based formula, both of which are based on the final average pay and account-based formulas in the Pension Plan. Under the Supplemental Plan, each participant will receive the difference, if any, between the full amount of retirement income due under the Supplemental Plan formula that applies to the participant and the amount of retirement income payable to the participant under the Pension Plan formula when applicable IRS limitations are applied. The Supplemental Plan also includes deferred compensation as eligible pay for pension purposes. Qualified retirement plan compensation limits per participant were $275,000 per annum for 2018, $270,000 for 2017 and $265,000 for 2016 under Section 401(a)(17) of the Code.

Table 7: Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)*	Present Value of Accumulated Benefit ($)**	Payments During Last Fiscal Year ($)
Pinchuk	Snap-on Incorporated Retirement Plan(1)	16.5	$413,168	—
	Supplemental Retirement Plan(1)	16.5	2,326,983	—
Pagliari	Snap-on Incorporated Retirement Plan(1)	16.1	305,271	—
	Supplemental Retirement Plan(1)	16.1	493,885	—
Ward	Snap-on Incorporated Retirement Plan(2)(3)	31.0	1,725,883	—
	Supplemental Retirement Plan(2)(3)	31.0	5,096,607	—
Kassouf	Snap-on Incorporated Retirement Plan(1)	16.0	347,808	—
	Supplemental Retirement Plan(1)	16.0	570,672	—
Banerjee	Snap-on Incorporated Retirement Plan(1)	15.9	356,213	—
	Supplemental Retirement Plan(1)	15.9	350,046	—

*	Mr. Ward’s credited service also includes service years from participating in a pension plan that was merged into the Pension Plan.

**	At December 29, 2018.

(1)

The defined benefit is determined using an account-based cash balance plan formula with pay credits ranging from 3% to 10% based on years of credited service and age. Interest is credited annually based on the five-year Treasury rate as calculated in November of the preceding year, with a minimum interest rate of 3.75%. The values shown are the present value of the account balances that would be available upon termination of employment. There are no subsidized optional forms of payment. The Pension Plan is a tax-qualified retirement plan. The Supplemental Plan is a non-qualified excess benefit and supplemental retirement plan providing benefits using the same formulas as in the Pension Plan, but without regard to IRS-imposed limits.

(2)

The total pension benefit is determined as described in footnote 3 below except that the Supplemental Plan benefit is offset by the benefit payable from the Pension Plan. Benefits from the Pension Plan are as calculated in footnote 3 below for service since August 5, 1996. For service prior to August 5, 1996, benefits are calculated according to the following formula:

[(2% x Final Average Pay x Projected Service) - (2.4% of Social Security benefit x Projected Service)]

multiplied by

(Current Service divided by Projected Service)

Early retirement on the latter calculation is age 50 with 10 years of service.

“Final Average Pay” is an individual’s average annual earnings during the last three completed consecutive calendar years of employment and generally includes only base salary and commissions paid in a given year.

“Projected Service” means the total number of years a participant could have been eligible to earn a pension benefit if he/she participated in the plan until age 65.

“Current Service” means the total number of years a participant actually earned a pension benefit.

(3)

The total defined benefit is determined using the final average pay formula under the Pension Plan and provides, at the normal retirement age of 65, that retirement benefits will be calculated using the following benefit formula:

[1.2% x Final Average Pay x Years of Credited Service]

plus

[0.45% x {Final Average Pay minus Social Security Covered Compensation} x Years of Credited Service]

“Final Average Pay” is an individual’s average annual earnings during the five highest completed consecutive calendar years of employment and generally includes base salary, commission and bonus amounts paid in a given year.

“Social Security Covered Compensation” is a 35-year average of the Social Security Maximum Taxable Wage Base (according to federal regulations) for each calendar year to social security retirement age.

“Years of Credited Service” is the number of years and fractional number of years of continuous employment up to 35 years.

The Normal Form of Benefit (as defined in the Pension Plan) for benefits earned through 2012, is a 50% joint and survivor benefit with five years certain, which is unreduced since Mr. Ward has attained age 60. For benefits earned after 2012, the Normal Form of Benefit is a 50% joint and survivor annuity, which is also unreduced since Mr. Ward has attained age 65.

Non-qualified Deferred Compensation

The Snap-on Incorporated Deferred Compensation Plan (the “Deferred Compensation Plan”) is primarily intended to allow eligible participants to defer base salary and incentive compensation; however, the Company may also make matching contributions, including those to restore 401(k) Plan matching contributions otherwise limited by IRS regulations. Approximately 60 active and retired executives, including the NEOs, are eligible to participate in the Deferred Compensation Plan.

The Deferred Compensation Plan is a non-qualified excess benefit and supplemental retirement plan as defined by Sections 3(36) and 201(2) of ERISA. Participants are allowed to defer amounts into a cash fund or into a Snap-on common stock fund. Participants are allowed to take a distribution of deferrals and matching contributions following a participant’s termination of employment or retirement or to schedule a specific deferral period. Information for each of the NEOs is set forth below relating to the Deferred Compensation Plan.

The Deferred Compensation Plan complies with the requirements of Section 409A of the Code.

Table 8: Non-qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last Fiscal Year End ($)(3)
Pinchuk	—	$40,515	$(429,282)	—	$6,850,370
Pagliari	$93,753	12,391	27,801	$108,849	845,185
Ward	—	—	6,066	—	175,700
Kassouf	—	10,167	(66,283)	—	390,471
Banerjee	—	9,530	(97,430)	—	3,583,891

(1)

Amounts reported as Executive Contributions are discussed in footnote 6 to the Summary Compensation Table and amounts reported as Registrant Contributions are reported in the “All Other Compensation” column of the Summary Compensation Table.

(2)	These amounts were deferred in prior years. Mr. Pagliari’s distribution was paid according to a scheduled deferral election.

(3)

Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior Annual Meetings of Shareholders: Mr. Pinchuk—$2,902,035; Mr. Pagliari—$489,491; Mr. Ward—$81,623; Mr. Kassouf—$177,369; and Mr. Banerjee—$1,171,436.

Potential Payments on Change of Control

and Other Employment-related Agreements

We have change of control agreements with the NEOs to provide continued compensation and benefits in the event of a “change of control,” which is defined in the agreements to include a merger or similar transaction involving the Company, a third party becoming a 25% or greater shareholder of the Company, a covered removal of directors on the Company’s Board or a liquidation of the Company. The agreements are for one-year terms and are automatically extended each year for another one-year term unless notice is given. The agreements provide that if there is a change of control, then the terms will continue for 24 months.

The circumstances under which benefits are payable pursuant to the agreements generally are a change of control plus one of the following: the termination of the executive officer without cause by the Company or by the officer for other defined reasons within two years after a change of control; or the termination of the executive officer’s employment by the Company without cause in anticipation of a change of control.

Benefits under the change of control agreements include:

•

A lump sum payment equal to two times the sum of: (i) the executive officer’s base salary prior to termination; and (ii) an amount equal to the average of the individual’s bonus or incentive compensation paid or payable for the three full fiscal years prior to the year in which the change of control of the Company occurs;

•

All annual bonus or incentive awards that were earned but not yet paid are to be paid, and all annual bonus or incentive awards that were not yet earned are deemed to have been earned pro rata, as if the performance goals were attained as of the effective date of the change of control, based on the executive officer’s target award opportunity for the fiscal year multiplied by the percentage of the fiscal year elapsed as of the date of the change of control;

•	Continuation of health, disability, life and other insurance benefits for two years;

•	Two years’ credit for service for the purposes of any pension benefit plan in which the executive officer participated;

•	401(k) Plan matching payments will be given for two years;

•	Payment of any accrued but unpaid compensation; and

•	A reduction in payments in certain circumstances so as to avoid adverse excise tax consequences to the executive officer.

Such benefits under the agreements are payable regardless of the former officer seeking or obtaining employment following termination, provided that the level of any health, disability, life or other insurance benefits are to be reduced if the executive officer obtains other employment.

Under the 2011 Plan, accelerated vesting will be provided for certain awards only if there is a termination of employment following a change of control, except to the extent the Committee provides a result more favorable to holders of awards.

The following table sets forth the estimated current value of benefits that could be paid to our NEOs upon a change of control under the individual change of control agreements. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the NEOs, which would only be known at the time that they become eligible for payment and would only be payable if a change of control were to occur.

Table 9: Potential Payments on Change of Control

Name	Severance Amount(1)	Pension Enhancement(2)	Early Vesting of Stock Options(3)	Early Vesting of Long-term Performance- Based Units(4)	Other(5)	Estimated Tax Gross Up(6)	Total
Pinchuk	$4,270,573	$557,359	$279,900	$7,828,016	$32,988	—	$12,968,836
Pagliari	1,630,685	218,325	72,569	2,176,958	34,080	—	4,132,617
Ward	1,814,031	11,059	87,080	2,508,385	34,080	—	4,454,635
Kassouf	1,511,419	212,062	78,789	2,239,695	34,080	—	4,076,045
Banerjee	1,405,990	191,520	51,831	1,747,497	33,802	—	3,430,640

(1)

This amount represents two times the sum of the executive officer’s base salary immediately prior to the termination of employment and an amount equal to the average of the individual’s bonus or incentive compensation paid or payable for the three full fiscal years prior to the year in which the change of control of the Company occurs, as specified by the change of control agreements. These amounts are based on the base salary in effect on December 29, 2018, and the average annual incentive compensation paid for the last three fiscal years.

(2)

This amount represents the present value of an additional two years of service under the Pension Plans and an additional two years of 401(k) Plan matching payments, as specified by the change of control agreements. These amounts are based on the calculation included in the footnotes to the Pension Benefits table.

(3)

Accelerated vesting would only occur for outstanding unvested stock options granted under the 2011 Plan if there was a termination of employment following a change of control. The amounts shown represent the value of such unvested stock options based on the $144.25 per share closing price of our common stock on December 28, 2018, the last trading day of fiscal 2018. Unvested stock options granted in fiscal 2018 and fiscal 2017 had no immediately realizable value as of December 29, 2018, because the respective exercise prices were higher than the closing price of our common stock on the last trading day of fiscal 2018.

(4)

These amounts represent the value of the unvested PSUs and performance-based RSUs (as well as related dividend equivalents) held by the executive officer, which would become vested only if there was a termination of employment following a change of control, based on the $144.25 per share closing price of our common stock on December 28, 2018.

(5)	These amounts include payments for two years of life insurance and medical and dental benefits, as specified by the change of control agreements.

(6)	The agreements do not provide a tax gross up; however, they do allow for a reduction in payments in certain circumstances so as to avoid adverse excise tax consequences to the executive officer.

In addition to the agreements discussed in this section, the NEOs also participate in, and will be entitled to payments under, the various retirement and deferred compensation plans discussed above under “Defined Benefit Plans” and “Non-qualified Deferred Compensation.”

PAY RATIO DISCLOSURE

In accordance with Item 402(u) of Regulation S-K, the Company is providing the following information for fiscal 2018:

•	Median of annual compensation of all employees excluding the CEO - $53,162

•	Annual total compensation of the CEO - $8,896,358

•	Ratio of CEO annual total compensation to median employee compensation - 167:1

In order to determine the median employee from a compensation perspective, the Company collected cash compensation (salary and cash bonuses) paid in the 2018 calendar year for all active employees worldwide as of December 29, 2018 (the “determination date”). For those employees compensated in foreign currencies, exchange rates at year-end were used to convert their compensation into U.S. dollars. The Company determined that its median employee from a compensation perspective serves in a shipping and receiving role in the United States. To determine the ratio disclosed above, the Company calculated the median employee’s compensation for fiscal 2018 in accordance with the rules applicable to the compensation elements included in the Summary Compensation Table and compared such compensation to the compensation of our CEO, as reported in the Summary Compensation Table.

COMPENSATION AND RISK

The Company performed a risk assessment to determine whether the components and design of the compensation plans for our associates promote excessive risk-taking. This assessment examined the following factors: overall compensation program design; performance metrics and goal setting; administrative procedures; and communication as well as disclosure. To further evaluate the risks associated with our compensation program, the Company’s internal audit function identified the internal controls within our compensation plans and policies and mapped these controls to the tests performed under the framework used by the Company to evaluate its internal controls for financial reporting purposes.

With regard to compensation plans for our senior executives, whose actions may expose the Company to the most significant business risks, the Company believes that our performance-based compensation and equity programs create appropriate incentives to increase long-term shareholder value without exposing the Company to material adverse risks. In addition to the internal controls mentioned above, we believe the following factors also mitigate the likelihood of excessive risk-taking: stock ownership guidelines; annual caps on cash bonuses; the percentage of long-term equity in the compensation mix; formal recoupment policies; and the discretion granted to the Organization and Executive Compensation Committee to monitor payouts.

Therefore, as a result of this assessment, we have concluded that the risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

ITEM 3:	ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

At the Annual Meeting, we are holding an advisory vote of our shareholders to approve the compensation of our named executive officers, as described in “Compensation Discussion and Analysis” and “Executive Compensation Information” in this proxy statement pursuant to Item 402 of the SEC’s Regulation S-K. We currently hold annual advisory votes to approve executive compensation, which is the frequency shareholders supported at the last advisory vote related to the frequency of these votes.

As described in “Compensation Discussion and Analysis” above, we design our executive compensation program to attract and retain high quality executive officers, to pay for operating performance funded by positive financial results, to pay at competitive levels, to increase the percentage of pay-at-risk with increasing levels of responsibility and to encourage adherence to the Company’s values of integrity, respect and uncompromising safety. A significant portion of our executive officers’ compensation is at risk, reflecting the Company’s philosophy that individuals should be rewarded for performance that contributes to Snap-on achieving its long-term and short-term strategic business objectives. In addition, the Company also seeks to reward its executive officers for operating performance, as well as the accomplishment of corporate and personal performance goals. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the long and short term.

Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

As an advisory vote, this proposal is not binding on the Company. However, the Organization and Executive Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by our shareholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THIS PROXY STATEMENT.

OTHER INFORMATION

Transactions with the Company

Snap-on discourages transactions, other than ordinary course purchases and sales of goods on standard commercial pricing and terms, with the potential for a financial conflict of interests between the Company on the one hand and its executive officers or directors (or related parties) on the other hand. Under Snap-on’s practices, any such transactions that do occur must be on a basis that is fair and reasonable to the Company and in accordance with Snap-on’s written Code of Business Conduct and Ethics and Corporate Governance Guidelines and other Company and Board policies. However, Snap-on does not have specific guidelines either permitting or prohibiting particular kinds of transactions. Any such transaction also must be approved by a disinterested majority of either the Board or an appropriate committee of the Board and periodically reviewed by the Board or appropriate Board committee thereafter. The Company requires directors and executive officers to disclose transactions or potential transactions to it for consideration. The Board and appropriate committees also review these matters, if any, in determining the independence of directors.

In fiscal 2018, the Company did not have any transactions with directors, executive officers or greater-than-5% shareholders requiring disclosure under applicable SEC rules. However, please see “Corporate

Governance Practices and Board Information—Board Information” above for certain matters that the Board considered in determining director independence.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company files the reports required under Section 16(a) of the Securities Exchange Act of 1934 on behalf of its executive officers and directors. We believe that during fiscal 2018 our executive officers and directors complied with all filing requirements under Section 16(a).

Householding

Pursuant to the rules of the SEC, services that deliver our communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of our Annual Report to shareholders and Proxy Statement. Upon written or oral request, we will promptly deliver a separate copy of the Annual Report to shareholders and/or Proxy Statement, without charge, to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may notify us of their requests by calling 1-262-656-5200 and asking for Investor Relations or by writing Snap-on Incorporated, Investor Relations, 2801 80th Street, Kenosha, Wisconsin 53143.

Copy of Annual Report

A copy (without exhibits) of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 29, 2018, will be provided without charge to each record or beneficial owner of shares of the Company’s common stock as of February 25, 2019 (the record date for the 2019 Annual Meeting of Shareholders), on the written request of that person directed to the Office of the Corporate Secretary at the address set forth in “Commonly Asked Questions and Answers About the Annual Meeting” in this Proxy Statement. In addition, copies are available on the Company’s website at www.snapon.com.

The Company has made references to information contained on or available through its website for your use as background information only. This information is not part of this Proxy Statement.

Appendix A

SNAP-ON INCORPORATED

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

CATEGORICAL STANDARDS1

A director may not be considered independent if the director does not meet the criteria for independence by the New York Stock Exchange (the “NYSE”) and applicable law. A director is not considered independent under the NYSE criteria if the Board of Directors finds that the director has a material relationship with Snap-on Incorporated or the subsidiaries in its consolidated group (the “Company”). Under the NYSE rules:

1.

A director who is an employee, or whose Immediate Family Member is an executive officer, of the Company is not independent until three years after the end of such employment relationship. Employment as an interim Chairman or CEO shall not disqualify a director from being considered independent following that employment.

2.

A director who receives, or whose Immediate Family Member receives, more than $120,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $120,000 per year in such compensation. Compensation received by a director for former service as an interim Chairman or CEO need not be considered in determining independence under this test. Compensation received by an Immediate Family Member for service as a non-executive employee of the Company need not be considered in determining independence under this test.

3.

A director is not independent if (A) the director, or an Immediate Family Member, is a current partner of a firm that is the Company’s current internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an Immediate Family Member who is a current employee of such a firm and who personally works on the Company’s audit; or (D) the director, or an Immediate Family Member, was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.

A director who is employed, or whose Immediate Family Member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

5.

A director who is an executive officer or an employee, or whose Immediate Family Member is an executive officer of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not “independent” until three years after falling below such threshold.[2]

[1]	Any defined terms used herein shall have such meaning as set forth in the NYSE’s listing standards regarding the independence of directors.
[2]

In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Company and the director or Immediate Family Member’s current employer; the Company need not consider former employment of the director or Immediate Family Member. Charitable organizations shall not be considered “companies” for purposes of this test, provided however, that the Company shall disclose in its annual proxy statement any charitable contributions made by the Company to any charitable organization in which a director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

A-1

The Board of Directors has established the following additional categorical standards of independence to assist it in making independence determinations:

Business Relationships: A director is not independent if any payments by the Company to a business employing, or 10% or more owned by, a director or an Immediate Family Member of a director for goods or services, or other contractual arrangements, are not (i) made in the ordinary course of business and (ii) on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

Professional Services: A director is not independent if the director, or an Immediate Family Member is (i) a partner of or of counsel to a law firm that provides legal services for the Company, or (ii) a partner, officer or employee of an investment bank or consulting firm that provides investment banking or consulting services for the Company.

Personal Services: A director who provides personal services to the Company is not independent unless (i) the Board has reviewed and approved such personal services in advance of the personal services being provided and (ii) the personal services provided are disclosed in the Company’s proxy statement.

Relationships with Not-for-Profit Entities: A director is not independent if the director or an Immediate Family Member is an officer, director, or trustee of a foundation, university, or other not-for-profit organization that receives contributions from the Company, unless that foundation, university or other not-for-profit organization provides demonstrable services to the Company, its employees, or the Company’s employees’ families.

A-2

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 am Central Time on April 25, 2019.

Online Go to www.investorvote.com/sna or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada.

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Proposals –	The Board of Directors recommends a vote “FOR” each of the nominees for director listed in Item 1, and “FOR” Items 2 and 3.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - David C. Adams	☐	☐	☐	02 - Karen L. Daniel	☐	☐	☐	03 - Ruth Ann M. Gillis	☐	☐	☐
	04 - James P. Holden	☐	☐	☐	05 - Nathan J. Jones	☐	☐	☐	06 - Henry W. Knueppel	☐	☐	☐
	07 - W. Dudley Lehman	☐	☐	☐	08 - Nicholas T. Pinchuk	☐	☐	☐	09 - Gregg M. Sherrill	☐	☐	☐
	10 - Donald J. Stebbins	☐	☐	☐

		For	Against	Abstain
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as Snap-on Incorporated’s independent registered public accounting firm for fiscal 2019.	☐	☐	☐

3.	Advisory vote to approve the compensation of Snap-on Incorporated’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation Information” in the Proxy Statement.	☐	☐	☐

4.	In their discretion, the Proxies are authorized to vote on such other matters as may properly come before the meeting.

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign exactly as name appears herein, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, sign in corporation’s name by an authorized officer. If a partnership, please sign in partnership’s name by an authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

Dear Shareholder:

Snap-on Incorporated encourages you to take advantage of the convenience of voting your shares electronically through the internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed on the reverse side in the gray bar to access the system.

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy – Snap-on Incorporated	+

2801 80TH STREET

KENOSHA, WI 53143

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Nicholas T. Pinchuk and Richard T. Miller as Proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of the common stock of Snap-on Incorporated held of record by the undersigned as of the close of business on February 25, 2019, at the IdeaForge located within the Snap-on Innovation Works at the Company’s headquarters, 2801 80th Street, Kenosha, WI 53143, at 10:00 a.m., Central Time, on Thursday, April 25, 2019, or at any adjournment thereof.

If no choice is specified, this Proxy will be voted “FOR” each of the nominees for director listed in the Proxy Statement, and “FOR” Items 2 and 3. In the absence of an instruction to the contrary, this Proxy will be voted in accordance with the recommendations of the Board of Directors on the proposals stated herein and at the discretion of the Proxies on any other business.

This Proxy is also intended for use by the participants of any eligible benefit plans of Snap-on Incorporated. Receipt of Notice of the Annual Meeting and Proxy Statement is hereby acknowledged.

PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.